FINAL DRAFT

STOCK PURCHASE AGREEMENT

BETWEEN

THE MIDDLEBY CORPORATION

AND

MAYTAG CORPORATION

Dated as of August 30, 2001

i

ii

iii

Exhibits

Exhibit A	Excluded Assets and Excluded Liabilities
Exhibit B	Form of Note

iv

List of Schedules Schedules

[1.1	Adjusted Working Capital]
5.3	Subsidiaries and Investments
5.4	No Conflicts
5.5	Financial Statements; Exceptions
5.6	Operations Since Financial Statements Date
5.7	Taxes
5.8	Governmental Permits
5.9	Real Property
5.10(a)	Owned Personal Property
5.10(b)	Personal Property Leases
5.11(a)	List of Intellectual Property
5.11(b)	Software
5.11(c)	Right, Title and Interest in Copyrights, Patent Rights and Trademarks
5.11(d)	Registrations of Copyrights, Patent Rights, Trademarks and Software
5.11(e)	Infringement of Copyrights, Patent Rights and Trademarks
5.11(f)	Challenge to Copyrights, Patent Rights and Trademarks
5.13	Violation, Litigation or Regulatory Action of the Company
5.14	Contracts
5.15	Status of Contracts
5.16(a)	Welfare Plans and Pension Plans; Compliance of Welfare Plans and Pension
Plans
5.16(b)	Non-U.S. Benefit Arrangements
5.16(c)	Other Employee Benefits
5.16(d)	Enhanced Benefits
5.16(e)	Benefits for Former Employees
5.17	Environmental Matters
5.18	Employee Relations and Agreements
5.19	Undisclosed Liabilities
5.20	Condition of Assets
5.21	Customers
5.24	Product Defects
5.26(a)	Affiliate Transactions
6.3	Violation, Litigation or Regulatory Action of Buyer
7.4	Operations Prior to Closing Date
7.6	Letters of Credit
8.3(e)	Certain Affected Employees
8.5	Exclusions from Covenant Not to Compete
9.5	Buyer Necessary Consents
v

STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of August 30, 2001, between Maytag Corporation, a Delaware corporation (“Seller”), and The Middleby Corporation, a Delaware corporation (“Buyer”).

PRELIMINARY STATEMENT:

     WHEREAS, Seller is the owner of all of the outstanding shares of capital stock of Blodgett Holdings, Inc., a Delaware corporation (the “Company”);

     WHEREAS, the Company owns, directly or indirectly, all of the capital stock of each of (i) G.S. Blodgett Corporation, a Vermont corporation, (ii) G.S. Blodgett International, Limited, a Barbados corporation, (iii) Pitco Frialator, Inc., a New Hampshire corporation, (iv) Maytag Europe Limited (UK), a company organized under the laws of the United Kingdom, (v) Magikitch’n Inc., a Pennsylvania corporation and (vi) Cloverleaf Properties, Inc., a Vermont corporation (collectively, the “Subsidiaries”);

     WHEREAS, the Company and the Subsidiaries are engaged in the business of designing, manufacturing, marketing and distributing ovens, fryers, charbroilers and grills for the commercial foodservice industry (the “Business”); and

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the capital stock of the Company, all on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Seller and Buyer as follows:

ARTICLE I

DEFINITIONS

     Section 1.1  Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1and shall be equally applicable to both the singular and plural forms.

     “Adjusted Balance Sheet” has the meaning specified in Section 5.5.

     “Adjusted Working Capital” means the excess of the current assets (other than Excluded Assets and other assets (if any) retained by Buyer pursuant to this Agreement) over the current liabilities (other than Excluded Liabilities and other liabilities (if any) retained by buyer pursuant to this Agreement) reflected on the Adjusted Balance Sheet or the Closing Date Adjusted Balance Sheet, as the case may be. [Schedule 1.1 hereto sets forth the calculation of Adjusted Working Capital as of June 30, 2001.]

     “Affected Employees” has the meaning specified in Section 8.3(a).

     “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

     “Agreed Adjustments” has the meaning set forth in Section 3.2(d).

     “Books and Records” means all files, documents, instruments, papers, books and records relating to the business, condition (financial or otherwise), results of operations, assets and properties and prospects of the Company or any Subsidiary, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Business Agreements, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans; provided however that Books and Records shall not include consolidated or consolidating financial statements or Tax Returns of Seller, and related work papers, audit letters from accountants or other materials related to the Company or any Subsidiary solely in its capacity as a consolidated subsidiary of Seller.

     “Business” has the meaning specified in the Preliminary Statement to this Agreement.

     “Business Agreements” has the meaning specified in Section 5.15.

     “Buyer” has the meaning specified in the first paragraph of this Agreement.

     “Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

     “Buyer’s Benefit Programs” has the meaning specified in Section 8.3(a).

     “Buyer’s FSA” has the meaning specified in Section 8.3(i).

     “Buyer Group Member” means Buyer and its Affiliates (including the Company and the Subsidiaries after the Closing), directors, officers, employees, and their respective successors and assigns.

     “Buyer’s Savings Plan” has the meaning specified in Section 8.3(j).

     “Cause” means the occurrence of (i) an Affected Employee’s conviction for committing an act of fraud, embezzlement, theft or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company or any Subsidiary or (ii) a demonstrably willful and deliberate act or failure to act by an Affected Employee (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company or any Subsidiary and which causes actual material financial injury to the Company or any Subsidiary.

     “Change in Adjusted Working Capital” means the positive or negative difference, if any, between the Adjusted Working Capital reflected on the Adjusted Balance Sheet and the Adjusted Working Capital reflected on the Closing Date Adjusted Balance Sheet.

     “Claim Notice” has the meaning specified in Section 11.4.

     “Closing” means the closing of the transfer of the Shares from Seller to Buyer.

     “Closing Date” has the meaning specified in Section 4.1.

     “Closing Date Adjusted Balance Sheet” means the unaudited consolidated balance sheet of the Company and the Subsidiaries as of the Closing Date, which shall be prepared in accordance with GAAP applied on a basis consistent with the Adjusted Balance Sheet.

     “COBRA” has the meaning specified in Section 5.16(e).

     “Code” means the Internal Revenue Code of 1986.

     “Company” has the meaning specified in the first recital of this Agreement.

     “Company Plan” has the meaning specified in Section 5.16(a).

     “Confidentiality Agreement” means that certain letter agreement dated June 5, 2001 between Seller and Buyer.

     “Contaminant” means any waste, contaminant, pollutant, or hazardous or toxic substance or waste, as such terms are defined in Environmental Laws and includes, for purposes of this Agreement, any oils, petroleum or petroleum wastes.

     “Copyrights” means United States and foreign registered copyrights (including those in computer software and databases), rights of publicity and all registered and pending applications to register the same.

     “Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

     “Encumbrance” means any lien, claim, charge, assessment, lease, levy, security interest, guarantee, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind, or any contract or agreement to give any of the foregoing.

     “Environmental Claim” means any of: (i) a lawsuit or proceeding by any Person (other than Buyer, any Affiliate of Buyer, or any Person acting on behalf of Buyer or any Affiliate of Buyer), whether judicial or administrative, that has been formally initiated by the filing of a complaint and which relates to any Environmental Matter; (ii) any arbitration proceeding that has been formally commenced by any Person (other than Buyer, any Affiliate of Buyer, or any Person acting on behalf of Buyer or any Affiliate of Buyer) which relates to any Environmental Matter; or (iii) any notice of violation or other order by a Governmental Body pursuant to applicable Environmental Law which alleges noncompliance with any Environmental Law or requires the undertaking of Remedial Action, in each case, in which Buyer or an Affiliate of Buyer is a named party.

     “Environmental Encumbrance” means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law or (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment.

     “Environmental Laws” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, in each case, concerning worker health and safety and pollution or protection of the environment (including those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Contaminant and recordkeeping, notification, disclosure and reporting requirements respecting Contaminants) each as amended and in effect as of the date hereof.

     “Environmental Matter” means any matter relating to (i) the Release or threatened Release of a Contaminant; (ii) bodily injury or property damage arising out of any Release or exposure to any Contaminant; or (iii) violations or alleged violations of or liabilities arising under any Environmental Laws, in each case occurring prior to Closing.

     “ERISA” means the Employee Retirement Income Security Act of 1974.

     “Excluded Assets” means the assets described on Exhibit A.

     “Excluded Liabilities” means the liabilities described on Exhibit A.

     “Excluded Taxes” has the meaning specified in Section 8.2(a)(i).

     “Expenses” means any and all reasonable out-of-pocket expenses incurred in connection with defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).

     “Financial Statements Date” means June 30, 2001.

     “GAAP” means United States generally accepted accounting principles, consistently applied.

     “Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

     “Governmental Permits” has the meaning specified in Section 5.8.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     “Indemnified Party” has the meaning specified in Section 11.4.

     “Indemnitor” has the meaning specified in Section 11.4.

     “Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

     “Interim Financial Statements” means the unaudited consolidated balance sheet of the Company and the Subsidiaries as of the Financial Statements Date, and the related statements of income and cash flows for the six months then ended, included in Schedule 5.5.

     “Knowledge of Buyer” means, as to a particular matter, the current actual knowledge of the following persons: William Whitman, Selim Bassoul, David Baker and Tim Fitzgerald.

     “Knowledge of Seller” means, as to a particular matter, the current actual knowledge of the following persons: Steven Wood, Steve Klyn, Roger Scholten, Glenn Kelsey, Roy Rumbough, Parker Brown, Robert Granger, Harold Hufford and Robert McLoughlin.

     “L/C’s” has the meaning specified in Section 7.6.

     “Leased Real Property” has the meaning specified in Section 5.9.

     “Losses” means any and all losses, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges (including, with respect to any Environmental Matter, the cost of any Remedial Action), provided that Losses shall not include punitive, special or consequential or opportunity cost damages of any kind (other than those which an Indemnified Party is required to pay to a third party) or the loss of anticipated or future business or profits.

     “LTD Employee” has the meaning specified in Section 8.3(a).

     “Material Adverse Effect” means a material adverse effect on the assets, results of operations or financial condition of the Company and the Subsidiaries taken as a whole, other than changes (i) relating to generally applicable economic conditions or the Company’s and the Subsidiaries’industry in general or (ii) resulting from the execution of this Agreement, the public announcement hereof or the consummation of the transactions contemplated hereby.

     “Material Personal Property” has the meaning specified in Section 5.10.

     “Neutral Accountants” means the Chicago office of KPMG, independent certified public accountants. If KPMG is unable or unwilling to serve in such capacity, the Chicago office of an independent certified public accounting firm agreed upon by the parties shall be the Neutral Accountants.

     “Non-U.S. Benefit Arrangement” means a written arrangement applicable to non-U.S. employees, former employees or directors on a group or individual basis which grants a retirement, death, hospitalization, medical, dental, disability, long service recognition, incentive, profit sharing, termination indemnity, deferred remuneration, stock, phantom stock or stock appreciation benefit to any such employees, former employees or directors.

     “Owned Real Property” has the meaning specified in Section 5.9.

     “Patent Rights” means United States and foreign patents, pending patent applications, continuations, continuations-in-part, divisions or reissues.

     “Pension Plan” means any pension plan, as defined in Section 3(2) of ERISA, applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) thereof.

     “Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (c) other Encumbrances or imperfections on property, including all matters, agreements and exceptions set forth in the Preliminary Title Reports, which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Encumbrance, imperfection or such other matter, agreement or exception, (d) liens, charges, encumbrances or title exceptions or imperfections with respect to the Owned Real Property created by or resulting from the acts or omissions of Buyer or any of its affiliates, employees, officers, directors, agents, representatives, contractors, invitees or licenses, (e) local, county, state and federal laws, ordinances or governmental regulations, including building and zoning laws, ordinances and regulations now or hereafter in effect relating to the Owned Real Property and (f) the consent decree referenced in Schedule 5.17(b). Notwithstanding anything to the contrary contained in the foregoing, the mortgages in favor of Fleet Bank — NH listed in the Preliminary Title Reports shall not constitute Permitted Encumbrances for purposes hereof.

     “Permitted Withdrawal” has the meaning specified in Section 5.24(a).

     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

     “Preliminary Title Reports” means those title commitments issued by the Chicago Title Insurance Company with respect to the Owned Real Property and dated within 30 days of this Agreement.

     “Product Liability Claims” means any and all product liability claims or other claims for injury to person or property that arise out of events occurring prior to the Closing relating to products manufactured by the Company or any Subsidiary, whether based on theories of tort, contract, strict liability, express or implied warranty or otherwise.

     “Products” means, with respect to the Company and each Subsidiary, all products manufactured, marketed, sold or licensed by the Company or such Subsidiary (excluding (i) all Excluded Assets and (ii) all products marketed, sold or licensed by Maytag Europe Limited (UK) and not manufactured by any other Subsidiaries).

     “Product Defect” has the meaning specified in Section 5.24(c).

     “Purchase Price” has the meaning specified in Section 3.1.

     “Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the environment (including ambient air, surface water, groundwater and surface or sub-surface strata).

     “Remedial Action” means actions required by Environmental Law to (i) clean up, remove, treat or in any other way address Contaminants in the environment, (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if Remedial Action is required, and to design and implement such Remedial Action, including any necessary post-remedial investigation, monitoring, operation and maintenance and care.

     “Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

     “Seller” has the meaning specified in the first paragraph of this Agreement.

     “Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

     “Seller’s FSA” has the meaning specified in Section 8.3(i).

     “Seller Group Member” means Seller and its Affiliates, directors, officers, employees, and their respective successors and assigns.

     “Seller’s Group” means any “affiliated group”(as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Seller.

     “Seller Plan” has the meaning specified in Section 5.16(a).

     “Seller’s Savings Plan” has the meaning specified in Section 8.3(j).

     “Services Agreement” means an agreement, dated as of the Closing Date, among Buyer, Seller and the Company with respect to the continued provision, on an interim basis, of certain of the services identified in Schedule 5.26(a) and such other services as may be agreed to by Buyer and Seller, such agreement to be in form and substance reasonably acceptable to Buyer and Seller.

     “Shares” has the meaning specified in Section 2.1.

     “Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form; provided, however, that Software does not include software that is available generally through consumer retail stores, distribution networks or is otherwise subject to “shrink-wrap” or “click-through” license agreements, including any software pre-installed in the ordinary course of business as a standard part of hardware purchased by the Company or any Subsidiary.

     “Solvent” means, with respect to any Person, that (a) the fair saleable value of the property of such Person is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, (b) as of such date, such Person is able to pay all of its liabilities as such liabilities mature, (c) such Person does not have unreasonably small capital for conducting the business theretofore or proposed to be conducted by such Person and its subsidiaries, and (d) such Person has not incurred nor does it plan to incur debts beyond its ability to pay as they mature. The amount of any contingent or unliquidated liability at any time will be computed as the amount which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or mature liability.

     “Statement of Change in Adjusted Working Capital” has the meaning set forth in Section 3.2(a).

     “Straddle Period” means any taxable year or period beginning before and ending after the Closing Date.

     “Subsidiaries” has the meaning specified in the second recital of this Agreement.

     “Tax” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, estimated, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, or addition to tax imposed by any governmental authority.

     “Tax Package” has the meaning set forth in Section 8.2(b)(iii).

     “Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

     “Trademarks” means United States and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and pending applications to register the same.

     “Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information that provides the owner with a competitive advantage.

     “WARN” has the meaning specified in Section 8.3(g).

     “Welfare Plan” means any welfare plan, as defined in Section 3(1) of ERISA, applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) thereof.

Section 1.2  Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE

     Section 2.1  Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and accept from Seller, all of the issued and outstanding shares of capital stock of the Company (the “Shares”).

ARTICLE III

PURCHASE PRICE

     Section 3.1 Purchase Price. (a) The purchase price for the Shares shall be equal to $95,000,000 (Ninety Five Million Dollars) (the “Purchase Price”), as increased or decreased, as the case may be, by the Change in Adjusted Working Capital. The Purchase Price shall be paid by Buyer pursuant to Sections 3.1(b) and 3.3.

(b) Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, (i) Buyer will deliver to Seller at the Closing:

(i) $80,000,000 to be paid in cash by wire transfer of immediately available funds to the bank account or accounts specified by Seller by written notice delivered to Buyer by Seller at least two business days before the Closing Date, and

(ii) $15,000,000 to be paid in the form of a subordinated note substantially in the form of Exhibit B attached hereto (the “Note”).

     Section 3.2 Determination of Change in Adjusted Working Capital.

     (a) As promptly as practicable after the Closing Date, and in any event no later than forty-five (45) days thereafter, Seller shall prepare and deliver to Buyer an unaudited statement reflecting the determination of the Change in Adjusted Working Capital (the “Statement of Change in Adjusted Working Capital”) to which statement shall be appended a copy of the Closing Date Adjusted Balance Sheet. Buyer and its representatives shall have the right to participate in the preparation of the Statement of Change in Adjusted Working Capital, it being understood that Seller shall be ultimately responsible for the preparation thereof.

     (b) After delivery to Buyer of the Statement of Change in Adjusted Working Capital, Buyer and its representatives shall be afforded the opportunity to review and inspect all of the financial records, work papers, schedules and other supporting papers relating to the preparation of the Statement of Change in Adjusted Working Capital and the Closing Date Adjusted Balance Sheet and to consult with Seller, and its representatives, if necessary, regarding the methods used in the preparation of those documents.

     (c) The Closing Date Balance Sheet and the Change in Adjusted Working Capital, as shown on the Statement of Change in Adjusted Working Capital prepared by Seller, shall be final, conclusive and binding for purposes of this Agreement, unless Buyer shall give written notice of disagreement with any values thereon or in the Closing Date Adjusted Balance Sheet within thirty (30) days following its receipt of the Statement of Change in Adjusted Working Capital, specifying in reasonable detail the nature and extent of such disagreement.

     (d) If Seller so objects within such 30-day period, Seller and Buyer shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Closing Date Adjusted Balance Sheet and the Change in Adjusted Working Capital and, if Seller and Buyer so resolve all such differences, the Closing Date Adjusted Balance Sheet and the Change in Adjusted Working Capital set forth in the Statement of Change in Adjusted Working Capital as adjusted by the Agreed Adjustments shall be final and binding as the Closing Date Adjusted Balance Sheet and the Change in Adjusted Working Capital, respectively, for purposes of this Agreement.

     (e) If within thirty (30) days following receipt by Seller of a notice of the type referred to in subsection (c) above, Seller and Buyer are unable to resolve any disagreement with respect to the Statement of Change in Adjusted Working Capital and the Closing Date Adjusted Balance Sheet the disagreement shall be submitted for resolution to the Neutral Accountants. The Neutral Accountants shall act as an arbitrator to determine and resolve only those issues still in dispute based solely on the presentations by Seller and Buyer. The Neutral Accountants’resolution of such dispute: (i) shall be made within thirty (30) days of the submission of the dispute, based solely on the presentations by Seller and Buyer; (ii) shall be in accordance with this Agreement; (iii) shall be effected in a manner which is consistent with GAAP, applied on a basis consistent with the Adjusted Balance Sheet and in the definition of Change in Adjusted Working Capital; (iv) shall be set forth in a written statement delivered to Seller and Buyer; and (v) shall be final, conclusive and binding on Seller and Buyer.

     (f) The fees and expenses of the Neutral Accountants in connection with any such determination shall be apportioned equally between Seller and Buyer. Buyer and Seller shall each pay their other respective costs incurred in connection with this Section 3.2, including the fees and expenses of their respective attorneys and accountants, if any.

     (g) The Closing Date Adjusted Balance Sheet and the Change in Adjusted Working Capital, as adjusted if applicable, shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

     Section 3.3  Adjustment to Purchase Price. Promptly following the final determination of Change in Adjusted Working Capital as provided in Section 3.2:

     (a) The principal amount of the Note shall be increased, effective as of the Closing Date, by the amount (if any) by which the Change in Adjusted Working Capital exceeds (i) the Adjusted Working Capital as of June 30, 2001 plus (ii) $1.5 million; or

     (b) The principal amount of the Note shall be decreased, effective as of the Closing Date, by the amount (if any) by which the Change in Adjusted Working Capital is less than (i) the Adjusted Working Capital as of June 30, 2001 minus (ii) $1.5 million.

ARTICLE IV

CLOSING

     Section 4.1  Closing Date. The Closing shall be consummated on a date and at a time agreed upon by Buyer and Seller, but in no event later than the later of (a) November 15, 2001 and (b) the second business day after the conditions set forth in Articles IX and X have been satisfied or waived, at the offices of Sidley Austin Brown &Wood, Bank One Plaza, Chicago, Illinois, or at such other time and place as shall be agreed upon by Buyer and Seller. The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”

     Section 4.2  Buyer’s Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing Buyer shall deliver to Seller all of the following:

     (a) Copies of Buyer’s Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

     (b) Certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

     (c) Certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) no amendments to the Certificate of Incorporation of Buyer since a specified date; (ii) the by-laws of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement, any Buyer Ancillary Agreement and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

     (d) The certificate contemplated by Section 10.1, duly executed by a duly authorized officer of Buyer; and

     (e) Duly executed original counterparts of the Services Agreement executed on behalf of Buyer.

     Section 4.3  Seller’s Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article X, at the Closing Seller shall deliver to Buyer all of the following:

     (a) Copies of Seller’s Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

     (b) Certificate of good standing of Seller issued as of a recent date by the Secretary of State of the State of Delaware;

     (c) Certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Certificate of Incorporation of Seller since a specified date; (ii) the by-laws of Seller; (iii) the resolutions of the Board of Directors of Seller (or a duly authorized committee thereof) authorizing the execution and performance of this Agreement, any Seller Ancillary Agreement to which Seller is a party and the transactions contemplated hereby and thereby; and (ii) incumbency and signatures of the officers of Seller executing this Agreement and any Seller Ancillary Agreement;

     (d) Copies of the Certificates of Incorporation of the Company and each of the United States Subsidiaries certified as of a recent date by the Secretary of State of their respective states of incorporation;

     (e) Certificate of good standing (or equivalent certificates) of the Company and each of the Subsidiaries of the Company issued as of a recent date by the Secretary of State of their respective jurisdictions of incorporation;

     (f) The certificate(s) representing all of the Shares, duly endorsed to Buyer or accompanied by duly executed stock powers;

     (g) All consents, waivers or approvals obtained by Seller or the Company with respect to the consummation of the transactions contemplated by this Agreement;

     (h) The certificates contemplated by Section 9.1 and Section 9.2, duly executed by a duly authorized officer of Seller;

     (i) Duly executed original counterparts of the Services Agreement executed on behalf of Seller and the Company and any Subsidiary that is a party thereto;

     (j) The written resignations of the directors of the Company and of each of the Subsidiaries and the written resignations of any officers of the Company or any Subsidiary who are employees of Seller;

     (k) The Books and Records as required by Section 8.6;

     (l) An affidavit, as described in Section 1445(b)(2) of the Code, containing Seller’s taxpayer identification number, address and a statement that Seller is not a foreign person, signed under penalty of perjury; and

     (m) All other previously undelivered documents required to be delivered by Seller at or prior to the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

     Section 5.1  Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     Section 5.2  Organization; Capital Structure of the Company; Power and Authority. (a) Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Each of the Company and the Subsidiaries has the corporate power and corporate authority to own or lease and operate its assets and to carry on the Business in the manner that it was conducted immediately prior to the date of this Agreement.

     (b) Each of the Company and the Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.

     (c) The authorized capital stock of the Company consists of 4,000,000 shares of Common Stock, par value $.002 per share, of which 2,710,000 shares are issued and outstanding. Seller owns all the outstanding capital stock of the Company, free and clear of all Encumbrances. All such capital stock is duly authorized, validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights. Except for this Agreement, there are no commitments to issue or sell any shares of capital stock or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from Seller or the Company, any shares of capital stock of the Company, and no such securities or obligations are outstanding. The delivery of a certificate or certificates at the Closing representing the Shares in the manner provided in Section 4.3 will transfer to Buyer good and valid title to the Shares, free and clear of all Encumbrances other than Encumbrances created by or through Buyer or other restrictions arising under applicable securities laws.

     Section 5.3  Subsidiaries and Investments. Except for ownership of capital stock of the Subsidiaries or as set forth in Schedule 5.3, the Company does not, directly or indirectly, own, of record or beneficially, any outstanding equity interests in any corporation, partnership, joint venture or other entity. The Company owns, directly or indirectly, all the outstanding capital stock of each Subsidiary, free and clear of all Encumbrances. All such capital stock is duly authorized, validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights. None of the Subsidiaries has any commitment to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from such Subsidiary, any shares of its capital stock, and no such securities or obligations are outstanding. Schedule 5.3 sets forth (i) the name of each Subsidiary and its jurisdiction of incorporation and (ii) the number of shares of each class of capital stock of each Subsidiary and the direct record and beneficial owner of such shares.

     Section 5.4  Authority of Seller; Conflicts. (a) Seller has the corporate power and corporate authority to execute, deliver and perform this Agreement and each of the Seller Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by Seller’s board of directors (or a duly authorized committee thereof) and do not require any further authorization or consent of Seller or its stockholders. This Agreement has been duly authorized, executed and delivered by Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and each of the Seller Ancillary Agreements has been duly authorized by Seller and upon execution and delivery by Seller will be (assuming the valid authorization, execution and delivery by Buyer, where Buyer is a party, or the other party or parties thereto) a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject, in the case of the Agreement and each of the Seller Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’rights and to general equity principles.

     (b) Except as set forth in Schedule 5.4, neither the execution and delivery by Seller of this Agreement or any of the Seller Ancillary Agreements or the consummation by Seller of any of the transactions contemplated hereby or thereby nor compliance by Seller with or fulfillment by Seller of the terms, conditions and provisions hereof or thereof will:

(i) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 5.4(b)(ii), conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Shares or any of the assets or properties of the Company or the Subsidiaries, under (1) the charter or by-laws of Seller, the Company or any Subsidiary, (2) any note, instrument, mortgage, lease, franchise or financial obligation to which Seller, the Company or any Subsidiary is a party or by which Seller, the Company or any Subsidiary is bound, (3) any Court Order to which Seller, the Company or any Subsidiary is a party or by which Seller, the Company or any Subsidiary is bound or (4) any Requirements of Law affecting Seller, the Company or any Subsidiary, or

(ii) require the approval, consent, authorization or act of, or the making by Seller, the Company or any Subsidiary of any declaration, filing or registration with, any Person, except (1) in connection, or in compliance, with the provisions of the HSR Act, (2) such consents, approvals, filings and notices as may be required under any Requirements of Law with respect to environmental matters pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement, and (3) such filings as may be required in connection with the Taxes described in Section 8.2(a)(iv).

     Section 5.5  Financial Statements. Schedule 5.5 contains (i) the unaudited consolidated balance sheets of the Company and the Subsidiaries as of December 31, 1999 and December 31, 2000 and the unaudited consolidated statements of income of the Company and the Subsidiaries for the years ended December 31, 1999 and December 31, 2000 and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries (adjusted to eliminate the Excluded Assets and the Excluded Liabilities and to take into account the other items set forth in Schedule 5.5) as of the Financial Statements Date (the “Adjusted Balance Sheet”) and the related statements of income and cash flows for the six months then ended. Except as set forth therein and except as set forth in Schedule 5.5, such balance sheets and statements of income and cash flows have been prepared in conformity with GAAP, consistently applied by Seller (except that the financial statements do not contain footnotes), and such balance sheets and related statements of income and cash flows present fairly in accordance with GAAP, consistently applied by Seller, the financial position and results of operations of the Company and the Subsidiaries, as of their respective dates and for the respective periods covered thereby subject, in the case of the financial statements referred to in clause (ii), to normal year-end adjustments.

     Section 5.6  Operations Since Financial Statements Date. Except as set forth in Schedule 5.6, from the Financial Statements Date to the date hereof, there have been no changes in the assets, results of operations or financial condition of the Company and the Subsidiaries which have had a Material Adverse Effect. Except as set forth in Schedule 5.6, since the Financial Statements Date, the Company and the Subsidiaries have conducted the Business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, since the Financial Statements Date, except as set forth in Schedule 5.6, neither the Company nor any Subsidiary has:

     (a) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers to any of Seller’s Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets or properties of the Company and the Subsidiaries; except for (i) distributions of cash to Seller and its Affiliates, (ii) inventory and minor amounts of personal property sold or otherwise disposed of in the ordinary course of the Business and (iii) Permitted Encumbrances;

     (b) cancelled, prepaid, completely or partially discharged in advance of a scheduled payment date with respect to, or waived any right of the Company or any Subsidiary under any debts owed to or claims held by it (including the settlement of any claims or litigation) other than in the ordinary course of the Business;

     (c) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances from any of its Affiliates in the ordinary course of the Business) or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

     (d) instituted any material increase in any compensation payable to any officer, employee or consultant of the Company or a Subsidiary or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to officers, employees or consultants of the Company or a Subsidiary other than in the ordinary course of the Business consistent with past practice;

     (e) amended the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of the Company or any Subsidiary;

     (f) commenced or terminated any line of business of the Company or any Subsidiary;

     (g) engaged in any transaction with Seller, any officer, director or Affiliate (other than the Company or any Subsidiary) of Seller outside the ordinary course of business consistent with past practice; or

     (h) engaged in any other transaction involving or development affecting the Company or any Subsidiary outside the ordinary course of business consistent with past practice;

     (i) settled or compromised any litigation or claim with respect to which Buyer is or will be liable or responsible under this Agreement; or

     (j) entered into a contract to do or engage in any of the foregoing after the date hereof.

     Section 5.7  Taxes. Except as set forth in Schedule 5.7, (with paragraph references corresponding to those set forth below):

     (a) The Company and each Subsidiary have filed, or have had filed on their behalf, all material Tax Returns required to have been filed since October 1, 1997; such Tax Returns are true, correct and complete; and the Company and each Subsidiary have duly and timely paid all Taxes and other charges that are due with respect to the periods covered by such Tax Returns.

     (b) No audit or other proceeding by any United States or foreign court, governmental or regulatory authority, or similar Person is pending or threatened in writing with respect to any income or other material Taxes due from the Company or any Subsidiary or any Tax Return filed or required to be filed by or relating to the Company or any Subsidiary. No assessment or deficiency for any material Tax has been proposed or threatened in writing against the Company or any Subsidiary.

     (c) No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any Subsidiary.

     (d) Neither the Company nor any Subsidiary has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and no such company has any application pending with any taxing authority requesting permission for any change in any accounting method and the IRS has not proposed in writing any change in accounting method, in each case since October 1, 1997.

     (e) Neither the Company nor any Subsidiary has been or is in violation of any applicable law relating to the payment or withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign laws) for the period from October 1, 1997 through the Closing Date. The Company and each Subsidiary have duly filed and timely withheld from employees salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for the period from October 1, 1997 through the Closing Date under all applicable laws.

     (f) As of the Closing Date, (i) neither the Company nor any Subsidiary will be party to any tax sharing arrangement with any Person (other than a Buyer Group Member) and (ii) any power of attorney given by the Company or any Subsidiary with respect to Taxes will be terminated.

     (g) Neither the Company nor any Subsidiary is a party to or otherwise subject to any arrangement entered into in anticipation of the Closing, not in accordance with past practice and not required or expressly provided for in this Agreement, (i) having the effect of or giving rise to the recognition of a material amount of deduction or loss before the Closing Date, and a corresponding recognition of taxable income or gain after the Closing Date, or (ii) that would reasonably be expected to have the effect of or give rise to the recognition of a material amount of taxable income or gain by the Company or any Subsidiary after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

     (h) Neither the Company nor any Subsidiary has requested any extension of time within which to file any income Tax Return, which income Tax Return has not since been timely filed.

     (i) Neither the Company nor any Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

     (j) The Company and each domestic Subsidiary will be included in the consolidated United States federal income Tax Return of the Seller’s Group for the portion of the taxable year that includes the Closing Date.

     (k) There are no liens with respect to Taxes (except liens with respect to current Taxes not yet due) upon any of the assets or properties of the Company or any Subsidiary.

     Section 5.8  Governmental Permits. Except as set forth in Schedule 5.8, the Company and the Subsidiaries own, hold or possess all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body that are necessary to entitle them to own or lease, operate and use their assets and to carry on and conduct the Business substantially as conducted immediately prior to the date of this Agreement (herein collectively called “Governmental Permits”). Each of the Company and the Subsidiaries has complied in all material respects with all terms and conditions of the Governmental Permits.

     Section 5.9  Real Property. (a) Schedule 5.9 contains a brief description of (i) each parcel of real property owned by the Company or any Subsidiary (the “Owned Real Property”) and (ii) each option held by the Company or any Subsidiary to acquire any real property. Schedule 5.9 sets forth a list of each material lease or similar agreement under which the Company or any of the Subsidiaries is lessee of, or holds or operates, any real property owned by any third Person (the “Leased Real Property”). To the Knowledge of Seller, the buildings and improvements located at the Owned Real Property do not encroach on the Encumbrances located at such Owned Property which are characterized as easements, rights of way or similar interests in real property in a manner which would materially detract from the value of or materially impair the current use of such Owned Real Property. To the Knowledge of Seller, except for the specific exceptions set forth in the Preliminary Title Reports, there are no material leases affecting the Owned Real Property or other material agreements granting third parties the right to possess any material part of the Owned Real Property.

     (b) Except as set forth on Schedule 5.9, neither the Company nor any Subsidiary has: (i) assigned its interest in the lease agreements pursuant to which the Leased Real Property is leased, or sublet the Leased Real Property, or (ii) entered into any material amendment or modification of such leases of the Leased Real Property. To the Knowledge of Seller, the Company and Subsidiaries have complied in all material respects with the terms of the lease agreements pursuant to which the Leased Real Property is leased, and the Company and Subsidiaries enjoy peaceful and undisturbed possession under all such leases.

     (c) Neither the whole nor any part of any of the Owned Real Property or, to the Knowledge of Seller, any Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of Seller, no such condemnation or other taking is threatened or contemplated.

     (d) Neither Seller nor any of the Subsidiaries has created any title exceptions with respect to the Owned Real Property other than Permitted Encumbrances.

     Section 5.10  Personal Property. (a) Schedule 5.10(a) contains a list as of July, 2001 of all machinery, equipment, vehicles, furniture and other personal property owned by the Company or any Subsidiary having an original cost of $2,500 or more (the “Material Personal Property”).

     (b) Schedule 5.10(b) contains as of the date of this Agreement a list of each lease or other agreement or right under which either the Company or any Subsidiary is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except those which are terminable by the Company or a Subsidiary without penalty on 60 days’or less notice or which provide for annual rental payments of less than $50,000.

     Section 5.11  Intellectual Property. (a) Schedule 5.11(a) contains a list of all Copyrights, Patent Rights and Trademarks used or held for use by the Company or the Subsidiaries which are material to the conduct of the Business, together with all licenses related to the foregoing, whether the Company or any Subsidiary is the licensor or licensee thereunder.

     (b) Schedule 5.11(b) contains a list of all Software used or held for use by the Company or the Subsidiaries which is material to the conduct of the Business.

     (c) Except as disclosed in Schedule 5.11(c), the Company and the Subsidiaries either: (i) own the entire right, title and interest in and to the Copyrights, Patent Rights, Trademarks and Software listed in Schedules 5.11(a) and 5.11(b), free and clear of any Encumbrance; or (ii) have a valid contractual right or license to use the same in the conduct of the Business.

     (d) Except as disclosed in Schedule 5.11(d), to the Knowledge of Seller: (i) all registrations for Copyrights, Patent Rights and Trademarks identified in Schedule 5.11(a) are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the Copyrights, Patent Rights and Trademarks (other than with respect to pending applications) used or held for use by the Company and the Subsidiaries are valid and in force; and (iii) the Company and the Subsidiaries have the right to bring actions for infringement or unauthorized use of the Copyrights, Patent Rights, Trademarks and Software owned by the Company and the Subsidiaries.

     (e) Except as disclosed in Schedule 5.11(e), (i) to the Knowledge of Seller, no infringement by the Company or the Subsidiaries of any Copyrights, Patent Rights and Trademarks of any other Person has occurred or resulted in any way from the conduct of the Business, (ii) to the Knowledge of Seller, there are no infringements of any Copyrights, Patent Rights and Trademarks of the Company or any Subsidiary by any other Person, and (iii) no written notice of a claim of any infringement of any Intellectual Property of any other Person has been received by the Company or the Subsidiaries in respect of the conduct of the Business.

     (f) Except as disclosed in Schedule 5.11(f), as of the date hereof no proceedings are pending or, to the Knowledge of Seller, threatened against the Company or the Subsidiaries which challenge the validity or ownership of any Copyright, Patent Right, or Trademark described in Schedule 5.11(a).

     Section 5.12  Title to Property. Except for assets disposed of in the ordinary course of business, the Company and the Subsidiaries have good and marketable title to (i) each item of Material Personal Property and (ii) each item of equipment and other tangible personal property reflected on the Interim Financial Statements as owned by the Company and the Subsidiaries, free and clear of all Encumbrances, except for Permitted Encumbrances.

     Section 5.13  No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 5.13:

(i) the Company and the Subsidiaries have complied in a timely manner and in all material respects with all applicable Requirements of Law and Court Orders;

(ii) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Seller, threatened against the Company or any of the Subsidiaries; and

(iii) there is no action, suit or proceeding pending or, to the Knowledge of Seller, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements.

     Section 5.14  Contracts. Except as set forth in Schedule 5.14 or any other Schedule hereto, as of the date of this Agreement, neither the Company nor any of the Subsidiaries is a party to nor are any of their respective assets or properties bound by:

(i) any contract for the future purchase or sale of real property;

(ii) any contract for the purchase by the Company or any of the Subsidiaries of supplies or equipment which Seller reasonably anticipates will involve the payment of more than $100,000 after the date hereof or which extends beyond December 31, 2002;

(iii) any contract for the sale by the Company or any of the Subsidiaries of any services or products of the Business which Seller reasonably anticipates will involve the payment of more than $100,000 after the date hereof or which extends beyond December 31, 2002;

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(iv) any loan agreements, promissory notes, indentures, bonds, security agreements, guarantees or obligations for borrowed money or other instruments involving indebtedness in an amount in excess of $100,000;

(v) any partnership, joint venture, shareholder or other similar agreement or arrangement;

(vi) any agreement containing any covenant or provision prohibiting the Company or any Subsidiary from engaging in any line or type of business (except for such agreements which shall not apply to the Company or any Subsidiary upon Closing);

(vii) any contract relating to (A) the future disposition or acquisition of any assets and properties other than dispositions or acquisitions in the ordinary course of business consistent with past practice, and (B) any merger or other business combination;

(viii) any contract between or among the Company or any Subsidiary, on the one hand, and Seller, any officer, director or Affiliate (other than the Company or any Subsidiary) of Seller, on the other hand; or

(ix) any other contract that involves the payment or potential payment, pursuant to the terms of any such contract, by or to the Company or any Subsidiary of more than $100,000 annually.

     Section 5.15  Status of Contracts. Except as set forth in Schedule 5.15 or in any other Schedule hereto, each of the leases, contracts, licenses and other agreements listed in Schedules 5.9, 5.10, 5.11, and 5.14 (collectively, but not including agreements to which Seller, and not the Company or any Subsidiary, is a party, the “Business Agreements”) is in full force and effect. Neither the Company nor any of the Subsidiaries is in, nor, to the Knowledge of Seller, alleged to be in, breach or default under any of the Business Agreements (or with notice or lapse of time or both, would be in breach or default under any such Business Agreements). Seller has made available to Buyer a true and correct copy of each Business Agreement.

     Section 5.16  ERISA. (a) Welfare Plans and Pension Plans. Each Welfare Plan and Pension Plan maintained in connection with the Business and in which at least one current or former employee or director of the Company or any of the Subsidiaries participates (other than any Non-U.S. Benefit Arrangement) is listed in Schedule 5.16(a), and Seller has made available to Buyer a true and correct copy of each such plan. Schedule 5.16(a) identifies each such Welfare Plan and Pension Plan that is sponsored or maintained by the Company or any of the Subsidiaries at the Company or Subsidiary level (“Company Plan”) and each such Welfare Plan and Pension Plan that is sponsored or maintained by Seller (“Seller Plan”). With respect to each Welfare Plan and Pension Plan listed in Schedule 5.16(a), (i) such plan has been maintained and operated in compliance in all material respects with its terms and the applicable requirements of the Code and ERISA and the regulations issued thereunder; (ii) there is no material litigation or asserted claim against any such plan or against the Company or any of the Subsidiaries with respect to any such plan, other than claims for benefits in the normal course of business, and to the Knowledge of Seller, no circumstances exist that reasonably could be expected to result in any such litigation or claim; (iii) no such plan is a “multi-employer plan” (as such term is defined in Section 3(37) of ERISA); and (iv) each such plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service that it is so qualified and to the Knowledge of Seller, no circumstances exist that reasonably could be expected to cause such plan to cease being so qualified.

     (b) Non-U.S. Benefit Arrangements. Each Non-U.S. Benefit Arrangement maintained in connection with the Business or in which at least one employee of the Company or any of the Subsidiaries participates (other than Non-U.S. Benefit Arrangements required by national or state law) is listed in Schedule 5.16(b), and Seller has made available to Buyer a true and correct copy of each such arrangement. Schedule 5.16(b) identifies each Non-U.S. Benefit Arrangement that is sponsored or maintained by the Company or any of the Subsidiaries at the Company or Subsidiary level and each Non-U.S. Benefit Arrangement that is sponsored or maintained by Seller. With respect to each Non-U.S. Benefit Arrangement listed in Schedule 5.16(b), (i) such arrangement has been maintained and operated in compliance in all material respects with the applicable requirements of the statutes and regulations governing such arrangement; (ii) no material litigation or asserted claim against the Company or any of the Subsidiaries exist with respect to any such arrangement, other than claims for benefits in the normal course of business, and to the Knowledge of Seller, no circumstances exist that reasonably could be expected to result in any such litigation or claim and (iii) all employer and employee contributions to each such arrangement required by law or by the terms of such arrangement have been made, or if applicable, accrued, in accordance with normal accounting practices.

     (c) Other Material Employee Benefits. Any material employee benefits other than those provided through the Welfare Plans and Pension Plans listed in Schedule 5.16(a) and those provided through the Non-U.S. Benefit Arrangements listed in Schedule 5.16(b) which are in effect on the Closing Date and as to which the Company or any of the Subsidiaries has or may have in the future any liability (other than regular wages or salary), including any bonus, incentive or annual profit sharing programs, any fringe benefits described in Section 132 of the Code, any education assistance plans under Section 127 of the Code and any dependent care assistance plans under Section 129 of the Code, are listed in Schedule 5.16(c), and a true and correct copy of any applicable plan document (or, if none, any formal description of any such employee benefit) has been made available to Buyer by Seller. With respect to each benefit listed in Schedule 5.16(c), such benefit has been maintained and operated in compliance in all material respects with its terms and the applicable requirements of the Code and ERISA and the regulations issued thereunder.

     (d) Except as set forth in Schedule 5.16(d), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, accelerate the vesting, increase the amount of, or otherwise enhance any benefit otherwise due to any employee, officer, director or consultant of the Company or any Subsidiary.

     (e) Except as set forth in Schedule 5.16(e), no plan listed on Schedule 5.16(a) or (c) provides death or medical benefits (whether or not insured), with respect to former employees of the Company or any Subsidiary, other than (i) coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), (ii) death benefits under any Pension Plan and (iii) benefits the full cost of which is borne by the former employee (or his or her beneficiary).

     Section 5.17  Environmental Matters. Except as set forth in Schedule 5.17,

     (a) each of the Company and its Subsidiaries owns, holds or possesses all material Governmental Permits which are necessary under Environmental Laws to conduct the Business substantially as currently conducted;

     (b) neither the Company nor any Subsidiary is subject to any order from or consent or settlement agreement with, or to the Knowledge of Seller any investigation by any Person (including any Governmental Body) respecting (i) any violation of any Environmental Law, (ii) any Remedial Action or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the environment where, in each case, the obligations of the Company or such Subsidiary have not been completed in all material respects;

     (c) neither the Company nor any Subsidiary is subject to any material judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;

     (d) since October 1, 1997, neither the Company nor any Subsidiary has received any written notice or claim to the effect that it is or may be liable to any Person, including any Governmental Body, as a result of the Release of a Contaminant;

     (e) no Environmental Encumbrance has attached to any Owned Real Property; and

     (f) This Section 5.17 contains the sole representations and warranties made by Seller with respect to Environmental Laws or any other Environmental Matter; and no representation or warranty as to Environmental Laws or any other Environmental Matter is intended, or shall be implied, from any of the other provisions in this Agreement or any certificates delivered pursuant hereto.

     Section 5.18  Employee Relations and Agreements. (a) Schedule 5.18 contains a true and complete listing, as of a recent date, of all employees of the Company and the Subsidiaries whose annual base salaries exceed $75,000, their annual base salary and any incentive or bonus arrangement with respect to such person in effect on such date and date of hire. Except as set forth in Schedule 5.18, since the Financial Statements Date, except as has occurred in the ordinary course of the Business and consistent as to timing and amount with past practices, neither the Company nor any Subsidiary has: (i) materially increased the compensation payable or to become payable to or for the benefit of any of its employees, (ii) provided any of its employees with materially increased security or tenure of employment, (iii) materially increased the amount payable to any of its employees upon the termination of such persons’employment, or (iv) materially increased, augmented or improved benefits granted to or for the benefit of its employees under any bonus, profit sharing, pension, retirement, deferred compensation, insurance or other direct or indirect benefit plan or arrangement.

     (b) Except as set forth in Schedule 5.18, neither the Company nor any of the Subsidiaries is a party to any labor contract, collective bargaining agreement or employment agreement.

     (c) No union or similar organization represents employees of the Company or the Subsidiaries and, to the Knowledge of Seller, as of the date hereof no such organization is attempting to organize such employees.

     (d) No director, officer or employee of the Company or any of the Subsidiaries is a party to any employment or other agreement with the Company or its Subsidiaries that entitles him or her to compensation or other consideration upon the acquisition by any Person of control of the Company or any Subsidiary.

     Section 5.19  No Undisclosed Liabilities. Except as set forth in the Adjusted Balance Sheet or Schedule 5.19 and except for the Excluded Liabilities, as of the Financial Statements Date, there were no liabilities of the Company or the Subsidiaries or with respect to their respective assets or properties, whether absolute, contingent, accrued or otherwise, that were required to be included in the Adjusted Balance Sheet under GAAP, consistently applied by Seller. Except as set forth in the Closing Date Adjusted Balance Sheet or Schedule 5.19 and except for the Excluded Liabilities, as of the Closing Date, there will be no liabilities of the Company or the Subsidiaries or with respect to their respective assets or properties, whether absolute, contingent, accrued or otherwise, that are required to be included in the Closing Date Adjusted Balance Sheet under GAAP, consistently applied by Seller.

     Section 5.20  Condition of Assets. Except as set forth in Schedule 5.20, the equipment and other tangible personal property of the Company and each of the Subsidiaries and the buildings and structures located on the Owned Real Property or any Leased Real Property are in all material respects in adequate condition (subject to normal wear and tear).

     Section 5.21  Customers. Schedule 5.21 sets forth a list of names and addresses of the twenty largest customers (measured by dollar volume of sales during the year ended December 31, 2000) of the Company and its Subsidiaries and the dollar amount of sales which each such customer represented during the Company’s most recently completed fiscal year. Except as set forth in Schedule 5.21, to the Knowledge of Seller, prior to the date hereof, neither the Company nor any Subsidiary has received written notice of termination or cancellation of the business relationship of the Company and its Subsidiaries with any customer or group of customers listed in Schedule 5.21.

     Section 5.22  Insurance. Seller or its Affiliates currently maintain, with respect to the Company and the Subsidiaries, policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are in its judgment prudent and shall use reasonable efforts to keep such insurance or comparable insurance in full force and effect through the Closing Date.

     Section 5.23  Accounts Receivable. All accounts receivable of the Company or any Subsidiary have arisen from bona fide transactions by the Company or such Subsidiary in the ordinary course of the Business.

     Section 5.24  Product Defects. (a) Schedule 5.24 sets forth, for the Company and each Subsidiary, a list of all (i) of its Products which have been recalled, withdrawn or suspended (other than (x) Products discontinued or suspended in the ordinary course of business or by reason of business decisions made without regard to (1) concerns as to design or other inherent defect presenting a risk to the safety of the users thereof or (2) concerns of any Governmental Body and (y) isolated instances with respect to particular product units which are not representative of an entire product category (a “Permitted Withdrawal”)) by such Subsidiary (whether voluntarily or otherwise) during the period commencing October 1, 1997 and ending on the date hereof, and (ii) proceedings pending against such Subsidiary at any time during the period commencing October 1, 1997 and ending on the date hereof (whether such proceedings have since been completed or remain pending) seeking the recall, withdrawal, suspension or seizure of any of its Products or seeking to enjoin such Subsidiary from engaging in activities pertaining to its Products.

     (b) Except as set forth in Schedule 5.24, to the Knowledge of Seller, there exists no set of facts as of the date hereof which could reasonably be expected to cause any Subsidiary to recall, withdraw or suspend (other than a Permitted Withdrawal) any of its Products from the market or to cease further distribution or marketing of its Products.

     (c) Except as set forth in Schedule 5.24, and except for such exceptions that are not, in the aggregate, reasonably likely to have a Material Adverse Effect, (i) the Products sold by the Subsidiaries after October 1, 1997 were, to the Knowledge of Seller, free from any Product defect or risk to the safety of the users thereof (other than isolated instances with respect to particular product units which are not representative of an entire product category) (a “Product Defect”) and conformed with all relevant descriptions, specifications and standards with which they purported to conform at the time of sale and (ii) the finished goods, work-in-process and other inventory of the Subsidiaries are, to the knowledge of Seller, free from Product Defect and conform with all relevant descriptions, specifications and standards with which they purport to conform.

     Section 5.25  No Brokers. Except for the services of Salomon Smith Barney, Inc., neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement. Seller is solely responsible for any payment, fee or commission that may be due to Salomon Smith Barney, Inc. in connection with the transactions contemplated hereby.

     Section 5.26  Affiliate Transactions. Except as set forth in Schedule 5.26(a), (i) neither Seller nor any officer, director or Affiliate of Seller (other than the Company or any Subsidiary) provides or causes to be provided any material assets, services or facilities to the Company or any Subsidiary, and (ii) neither the Company nor any Subsidiary provides or causes to be provided any material assets, services or facilities to Seller or any such officer, director or Affiliate.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:

     Section 6.1  Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and corporate authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.

     Section 6.2  Authority of Buyer; Conflicts. (a) Buyer has the corporate power and corporate authority to execute, deliver and perform this Agreement and each of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller) is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by Seller, where a Seller is a party, or the other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject, in the case of the Agreement and each of the Buyer Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’rights and to general equity principles.

     (b) Neither the execution and delivery of this Agreement by Buyer or any of the Buyer Ancillary Agreements or the consummation by Buyer of any of the transactions contemplated hereby or thereby nor compliance by Buyer with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 6.2(b)(ii), conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the Certificate of Incorporation or By-laws of Buyer, (2) any note, instrument, mortgage, lease, franchise or financial obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (3) any Court Order to which Buyer is a party or by which it is bound or (4) any Requirements of Law affecting Buyer, other than, in the case of clauses (2) and (4) above, any such breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby, or

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(ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person, except for (1) in connection, or in compliance, with the provisions of the HSR Act, (2) such consents, approvals, filings and notices as may be required under any Requirements of Law with respect to environmental matters pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement, and (3) such filings as may be required in connection with the Taxes described in Section 8.2(a)(iv).

Section 6.3 No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 6.3:

(i) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Buyer, threatened against Buyer or its subsidiaries which are reasonably expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; and

(ii) there is no action, suit or proceeding pending or, to the Knowledge of Buyer, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.

     Section 6.4  Financing. Buyer has, prior to the execution of this Agreement, delivered to Seller true and complete copies of written commitments of third parties to provide Buyer with the financing required for Buyer’s acquisition of the Shares hereunder.

     Section 6.5  Investment Intent. Buyer (or, if applicable, its assignee pursuant to Section 13.5) is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof. Buyer (or its assignee, as applicable) shall not sell, transfer, assign, pledge or hypothecate any of the Shares in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws. Nothing in this Section 6.5 shall prohibit a pledge of the Shares to Bank of America, N.A., as agent for certain lenders providing financing to Buyer, or any successor to Bank of America, N.A. in such capacity, as collateral security for such financing.

     Section 6.6  Solvency. At and immediately following the Closing, the Company and each of the Subsidiaries, will be, on a consolidated basis, Solvent after giving effect to the purchase and sale of the Shares and any other transactions contemplated hereby or by Buyer or any of its Affiliates on such date or which would otherwise be taken into account in determining whether the purchase and sale of the Shares or any of the transactions contemplated hereby were a fraudulent conveyance or impermissible dividend under applicable law.

     Section 6.7  No Brokers. Except for the services of JP Morgan Chase, neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement. Buyer is solely responsible for any payment, fee or commission that may be due to JP Morgan Chase in connection with the transactions contemplated hereby.

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

     The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

     Section 7.1  Access to Information. Seller shall cause the Company to afford to the officers, employees and authorized representatives of Buyer and its designated lenders (including independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, employees and business and Books and Records of the Company and the Subsidiaries, and of the Seller to the extent related to the business and operations of the Company or any Subsidiary (including consolidated or consolidating financial statements or Tax Returns of Seller, and related work papers, audit letters from accountants or other materials related to the Company or any Subsidiary solely in its capacity as a consolidated subsidiary or Seller), to the extent Buyer shall reasonably deem necessary or desirable and shall furnish to Buyer or its authorized representatives such additional information concerning the Company and the Subsidiaries as shall be reasonably requested; provided, however, that (i) none of Seller, the Company or any Subsidiary shall be required to violate any obligation of confidentiality to which Seller, the Company or any Subsidiary is subject or to waive any privilege which any of them may possess in discharging their obligations pursuant to this Section 7.1; and (ii) Buyer shall not conduct any soil, groundwater or other sampling without the specific prior authorization of Seller. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company, the Subsidiaries or Seller.

     Section 7.2  Preserve Accuracy of Representations and Warranties. (a) Each of Buyer and Seller shall refrain from taking any action which would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date. Each of Buyer and Seller shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each party hereto shall promptly notify the other of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the Company, Seller or Buyer, as the case may be, that would have been listed in Schedule 5.13 or Schedule 6.3, as the case may be, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

     (b) Seller shall give notice to Buyer promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence causes any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and which remains uncured for longer than 5 days, and (ii) any material failure of Seller or the Company or any Subsidiary or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect any of the rights or remedies available hereunder to Buyer.

     Section 7.3  Consents of Third Parties; Governmental Approvals. (a) Seller will act diligently and reasonably and Buyer, upon request of Seller, shall reasonably cooperate with Seller in attempting to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to the other party, required to be obtained from any party (other than a Governmental Body) to consummate the transactions contemplated by this Agreement; provided, however, that such action shall not include any requirement of Seller or any of its Affiliates (including the Company and the Subsidiaries) to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

     (b) During the period prior to the Closing Date, Buyer shall act diligently and reasonably, and Seller, upon the request of Buyer, shall use its reasonable efforts to cooperate with Buyer, in attempting to secure any consents and approvals of any Governmental Body required to be obtained by Buyer in order to permit the consummation of the transactions contemplated by this Agreement.

     (c) As promptly as practicable and in any event not more than 10 days after the date hereof, Buyer and Seller shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby. Each party warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in material compliance with the requirements of the HSR Act. Each of Buyer and Seller agrees to file any additional information requested by such agencies under the HSR Act and to make available to the other such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file such additional information. Each of Buyer and Seller will provide to the other copies of all correspondence between it (or its advisors) and any such agency relating to this Agreement or any of the matters described in this Section 7.3(c), provided that such correspondence does not contain or reveal confidential information of Buyer, Seller or their respective Affiliates. Buyer and Seller agree that, except as either party may otherwise agree, all telephonic calls and meetings with such agencies regarding the transactions contemplated hereby or any of the matters described in this Section 7.3(c) shall include representatives of each of Buyer and Seller.

     Section 7.4  Operations Prior to the Closing Date. (a) Seller shall cause the Company and the Subsidiaries to operate and carry on the Business in the ordinary course consistent with past practice. Consistent with the foregoing, Seller shall cause each of the Company and the Subsidiaries to use its reasonable efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Company and the Subsidiaries.

     (b) Notwithstanding Section 7.4(a), except as set forth in Schedule 7.4, except as contemplated by this Agreement (including the transfers of Excluded Assets and assumption of Excluded Liabilities contemplated by Section 7.7) or except with the express written approval of Buyer (which Buyer agrees shall not be unreasonably withheld or delayed), Seller shall not permit the Company and the Subsidiaries to:

(i) make any material change in the Business or its operations, except such changes as may be required to comply with any applicable Requirements of Law;

(ii) make any capital expenditure or enter into any contract or commitment therefor in excess of $100,000;

(iii) except as required by applicable law, make or change any Tax election, file any amended Tax Return, or settle or offer to settle any claim relating to Taxes if such election, amended Tax Return or settlement would have a material adverse impact on the Company for periods beginning after the Closing Date.

(iv) enter into any contract for the purchase or lease of real property or exercise any option to extend a lease listed in Schedule 5.9;

(v) sell, lease (as lessor), transfer or otherwise dispose of (including any transfers to any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of its assets, other than inventory and minor amounts of personal property sold or otherwise disposed of in the ordinary course of the Business and other than Permitted Encumbrances;

(vi) cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right of the Company or any Subsidiary under, any debts of or owed to or claims held by the Company or any Subsidiary (including the settlement of any claims or litigation) other than in the ordinary course of the Business;

(vii) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances from any of its Affiliates in the ordinary course of the Business) or enter into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

(viii) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

(ix) delay or accelerate payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

(x) make, or agree to make, any distribution of assets (other than cash) to Seller or any of its Affiliates;

(xi) institute any material increase in any benefit provided under any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan maintained for its employees, other than as required by any such plan or Requirements of Law;

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(xii) make any material change in the compensation of its employees, other than changes made in accordance with normal compensation practices or pursuant to existing contractual commitments and consistent with past compensation practices;

(xiii) make any material change in the accounting policies applied in the preparation of the Interim Financial Statements, unless such change is required by GAAP; or

(xiv) make any change in the charter or by-laws of the Company or any of the Subsidiaries or issue any capital stock (or securities exchangeable, convertible or exercisable for capital stock).

(xv) settle or compromise any litigation or claim with respect to which Buyer is or will be liable or responsible under this Agreement; or

(xvi) enter into any contract that (A) involves the payment or potential payment, pursuant to the terms of any such contract, by or to the Company or any Subsidiary of more than $100,000 annually and (B) cannot be terminated within sixty (60) days after giving notice or termination without resulting in any material cost or penalty to the Company or any Subsidiary; or

(xvii) other than in the ordinary course of business, enter into, terminate (partially or completely), grant any written waiver under, give any written consent with respect to or materially amend or modify any contract, agreement, undertaking or commitment which would have been required to be set forth in Schedule 5.14 if in effect on the date hereof.

     Section 7.5  Termination of Certain Intercompany Debt. At or prior to the Closing, Seller shall release, cancel and terminate all intercompany arrangements (other than the Services Agreement), indebtedness and liabilities owed by the Company or any Subsidiary to the Seller or any of its Affiliates as of the Closing Date, and Seller shall cause the Company and each Subsidiary to release, cancel and terminate all intercompany arrangements (other than the Services Agreement), indebtedness and liabilities owed by Seller or any of its Affiliates to the Company or any Subsidiary.

     Section 7.6  Release of Letters of Credit. At or prior to Closing, Buyer shall (i) obtain letters of credit in replacement of letters of credit of Seller or any Affiliate set forth in Schedule 7.6 (the “L/C’s”), which shall be in such form and from such financial institutions satisfactory to the holder of such L/C and (ii) cause Seller or such Affiliate to be fully released, as of the Closing Date, in respect of all obligations under such L/C’s.

     Section 7.7  Transfer of Excluded Assets and Assumed of Excluded Liabilities. Seller will cause the Excluded Assets to be transferred from the appropriate Subsidiary to Seller or one of its Affiliates (other than the Company and its Subsidiaries) and will cause the Excluded Liabilities to be assumed by Seller or any of its Affiliates (other than the Company and its Subsidiaries).

Section 7.8 Environmental Updates. Between the date hereof and the Closing Date, Seller shall provide to Buyer certain updated environmental information, consisting of updates to the Phase I Environmental Site Assessment Reports listed in Schedule 5.17, which updates shall be consistent with ASTM standards for environmental site assessment updates (which updates shall be for the benefit of Buyer and Buyer’s designated lenders as well as Seller.)

ARTICLE VIII

ADDITIONAL AGREEMENTS

     Section 8.1  Use of Names. (a) Seller is not conveying ownership rights or granting Buyer or the Company a license to use any of the tradenames or trademarks of Seller or any Affiliate of Seller (other than Trademarks owned by the Company or the Subsidiaries and other than as provided in Section 8.1(b)) and, after the Closing, Buyer shall not permit the Company or any Affiliate of the Company to use in any manner the names or marks of Seller or any Affiliate of Seller or any word that is similar in sound or appearance to such names or marks. If Buyer or any Affiliate of Buyer violates any of its obligations under this Section 8.1, Seller and its Affiliates may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Buyer acknowledges that a violation of this Section 8.1 may cause Seller and its Affiliates irreparable harm which may not be adequately compensated for by money damages. Buyer therefore agrees that in the event of any actual or threatened violation of this Section 8.1, Seller and any of its Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any violations of this Section 8.1, without the necessity of proving actual damages or posting a bond. If not done by Seller prior to the Closing, Buyer shall cause Maytag Europe Limited (UK) to change its name to a name that does not include the word “Maytag” or any variation thereof no later than five business days after the Closing Date.

     (b) Seller hereby grants to Buyer for a period of 180 days following the Closing Date, a non-exclusive, non-transferable, fully-paid and royalty-free license to use in the Business, as such Business is conducted as of the Closing Date, the “Maytag” name (the “Mark”) on stationery, signage and other supplies that bear the Mark as of the Closing Date, in connection with the transition of the names used by the Business to new names. Notwithstanding the foregoing, Buyer, the Company and each Subsidiary shall use reasonable efforts to change all references to the Mark used by the Company as soon as practicable following the Closing Date.

     Section 8.2  Tax Matters. (a) Liability for Taxes. (i) Seller shall be liable for and pay and, pursuant to Article XI (and subject to the limitations thereof), shall indemnify and hold harmless each Buyer Group Member against the following amounts: (A) any and all Taxes imposed on the Company or any Subsidiary pursuant to Treas. Reg. §1.1502-6 or similar provision of state, local or foreign law as a result of the Company or such Subsidiary having been a member of the Seller’s Group or otherwise having filed any Tax Return for any period beginning before the Closing Date on a combined, consolidated, affiliated or unitary basis with a Person that is not, after the Closing, a Buyer Group Member, (B) imposed on the Company or any Subsidiary, or for which the Company or any Subsidiary may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, provided, however, that Seller shall not be liable for or pay, and shall not indemnify or hold harmless any Buyer Group Member from and against, (I) any Taxes that result from any actual or deemed election under Section 338 of the Code or any similar provisions of state, local or foreign law as a result of the purchase of the Shares or the deemed purchase of shares of any Subsidiary pursuant to this Agreement or that result from Buyer or any Affiliate of Buyer, the Company or any Subsidiary engaging in any activity or transaction that causes the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of the Company or any Subsidiary for federal, state or local Tax purposes, and (II) any Taxes imposed on the Company or any Subsidiary, or for which the Company or any Subsidiary may otherwise be liable as a result of transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. §1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing (the Taxes described in this proviso being referred to as “Excluded Taxes”), (C) any and all Taxes, costs or other expenses incurred by the Company, any Subsidiary or any Buyer Group Member as a result of a breach of any representation or warranty set forth in Section 5.7 or of any covenant contained in this Section 8.2, and (D) any and all Taxes arising as a result of the transactions described in Section 7.7. Buyer and Seller agree that, with respect to any transaction described in clause (II) of the preceding sentence, the Company and all persons related to the Company under Section 267(b) of the Code immediately after the Closing shall treat the transaction for all federal income Tax purposes (in accordance with Treas. Reg. § 1.1502-76(b)(1)(ii)(B)), and (to the extent permitted) for other income Tax purposes, as occurring at the beginning of the day following the Closing Date. Seller shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

     (ii) Buyer shall be liable for and pay, and pursuant to Article XI (and subject to the limitations thereof) shall indemnify and hold harmless each Seller Group Member from and against the following amounts: (A) any and all Taxes imposed on the Company or any Subsidiary, or for which the Company or any Subsidiary may otherwise be liable, for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (B) Excluded Taxes. Buyer shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

     (iii) For purposes of Sections 8.2(a)(i) and (a)(ii), whenever it is necessary to determine the liability for Taxes of the Company or a Subsidiary for a Straddle Period, the determination of the Taxes of the Company or such Subsidiary for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined in the following manner: (A) in the case of any Taxes that are either based or related to income or receipts by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company or such Subsidiary for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company or such Subsidiary were closed at the close of the Closing Date, provided, however, that (I) transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg.ss. 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date and (II) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis, and (B) in the case of Taxes not described in subparagraph (A) above that are imposed on a period basis and measured by the level of any item, such Taxes shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is either the number of calendar days in the Straddle Period ending on and including the Closing Date or the number of calendar days in the Straddle Period after the Closing Date, as the case may be, and the denominator of which is the number of calendar days in the entire relevant period.

     (iv) Notwithstanding anything herein to the contrary, Buyer and Seller shall each pay 50% of any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax resulting from the sale of Shares pursuant to this Agreement.

     (b) Tax Returns. (i) Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are (x) required to be filed by or with respect to the Company and each Subsidiary for taxable years or periods ending on or before the Closing Date (in the case of income, franchise and similar Tax Returns required to be filed by or with respect to the Company or any Subsidiary as well as Tax Returns required to be filed by or with respect to the Company or any Subsidiary on a combined, consolidated or unitary basis with Seller or any Affiliate thereof other than solely the Company or any Subsidiary) or (y) due on or before the Closing Date (with respect to other Tax Returns), and in each case Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, and Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Company and each Subsidiary and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. With respect to Tax Returns to be filed by Buyer pursuant to the preceding sentence that relate to taxable years or periods ending on or before the Closing Date or that relate to any Straddle Period (I) unless otherwise required by law, such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (to the extent any such inconsistent position, election or method would have the effect of accelerating a material amount of income to periods for which Seller is liable or deferring a material amount of deductions to periods for which Buyer is liable) and (II) such Tax Returns shall be submitted to Seller not later than 20 days prior to the due date for filing such Tax Returns (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by Seller, which approval may not be unreasonably withheld or delayed. Seller or Buyer shall pay the other party for the Taxes for which Seller or Buyer, respectively, is liable pursuant to Section 8.2(a) but which are payable with any Tax Return to be filed by the other party pursuant to this Section 8.2(b) within 5 business days following the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by Seller or Buyer, as the case may be, but in no event earlier than 10 business days prior to the due date for paying such Taxes, without regard to the aggregate indemnification limitations set forth in Section 11.1(a) and Section 11.3(a).

     (ii) None of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Company or any Subsidiary to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return to the extent such Tax Return relates to the Company or any Subsidiary with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. Seller shall notify Buyer prior to Seller or any Affiliate of Seller amending, refiling or otherwise modifying any Tax Return to the extent such Tax Return relates to the Company or any Subsidiary with respect to any taxable year or period ending on or before the Closing Date. If such amendment, refiling or other modification would have a material adverse impact on the Company or any Subsidiary for any Straddle Period or period beginning after the Closing Date, Seller (or any Affiliate of Seller) shall not effect such amendment, refiling or other modification without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

     (iii) Buyer shall promptly cause the Company and each Subsidiary to prepare and provide to Seller a package of Tax information materials, including schedules and work papers (the “Tax Package”), required by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by it pursuant to Section 8.2(b)(i). The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of the Company. Buyer shall cause the Tax Package to be delivered to Seller within 60 days after the Closing Date. For the avoidance of doubt, this provision shall not obligate Buyer, the Company or any Subsidiary to prepare any Tax Return Seller is required to prepare hereunder.

     (c) Contest Provisions. (i) Each of Buyer and Seller shall promptly notify the other party in writing upon receipt by it or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which the other party may be liable pursuant to this Section 8.2.

     (ii) Seller shall have the sole right to represent the Company’s and each Subsidiary’s interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense. In the case of a Straddle Period, Seller shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and, with the written consent of Buyer, and at Seller’s sole expense, may assume the entire control of such audit or proceeding. None of Buyer, any of its Affiliates, the Company or any Subsidiary may settle any Tax claim for any Taxes for which Seller may be liable pursuant to Section 8.2(a), without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

(d) Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall (and cause their respective Affiliates to):

(i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.2(b);

(ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company and each Subsidiary;

(iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company and each Subsidiary;

(iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company and each Subsidiary for taxable periods for which the other may have a liability under this Section 8.2;

(v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

(vi) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 8.2(a)(iv) (relating to sales, transfer and similar Taxes); and

(vii) timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Section 8.2.

     (e) Tax Sharing Agreement. Any tax sharing agreements or arrangements to which any of the Company or any Subsidiary may be a party or have liability shall be terminated effective as of the Closing. After the Closing none of the Seller or its Affiliates shall have any further rights or liabilities thereunder. After the Closing, this Agreement shall be the sole Tax sharing agreement relating to the Company or any Subsidiaries for all periods beginning before the Closing.

     (f) Resolution of Disagreements Between Seller and Buyer. If either Seller or Buyer disagrees as to the amount of Taxes for which it may be liable under this Agreement, Seller and Buyer shall promptly consult each other to resolve such dispute following the receipt of written notice from either party to begin such consultation (the “Consultation Notice”). If any such point of disagreement cannot be resolved within 20 days of the date of the Consultation Notice, and the aggregate net amount of such disagreement exceeds $100,000, Seller and Buyer shall within ten days after such period jointly select a nationally recognized independent public accounting or law firm to act as an arbitrator to resolve, within 45 days after its selection, all points of disagreement concerning tax matters with respect to this Agreement and presented to such firm at the time of its selection. If Seller, on the one hand, and Buyer, on the other hand, cannot agree on the selection of an accounting or law firm within such ten-day period, they shall cause their respective accounting firms to select such firm within five business days of the end of such ten-day period. Any such resolution shall be conclusive and binding on Buyer and Seller. The fees of such independent public accounting or law firm shall be divided equally between Seller and Buyer. Seller and Buyer shall (and shall cause the Company to) provide to such firm full cooperation.

     (g) Powers of Attorney. Any power of attorney or similar agreement to which the Company or any Subsidiary may be a party with respect to Taxes shall be terminated effective as of the Closing.

     Section 8.3  Employee Matters. (a)  Buyer and Seller shall jointly give notice to all employees of the Company and the Subsidiaries (including employees who are not actively at work on account of illness, short-term disability or leave of absence) on the Closing Date (the “Affected Employees”) that the active participation of the Affected Employees in the Seller Plans listed in Schedule 5.16(a) shall terminate on the Closing Date, as of which date such employees shall be eligible to participate in Buyer’s benefit plans and programs and fringe benefits in effect for similarly situated existing employees of Buyer (“Buyer’s Benefit Programs”). Affected Employees shall be credited for their length of service with Seller, the Company and the Subsidiaries for all purposes under any vacation, severance or bonus policy, plan or arrangement maintained by Buyer and for all purposes other than for purposes of benefit accrual (except as may be required under Section 414(a) of the Code) under any other Buyer’s Benefit Program. The Company and the Subsidiaries shall terminate their participation in the Seller Plans as of the Closing Date and in no event shall any employee of the Company or any of the Subsidiaries be entitled to accrue any benefits under the Seller Plans with respect to services rendered or compensation paid after the Closing Date.

     Seller and the Company shall jointly give notice to all employees of the Company and the Subsidiaries who are not actively at work immediately before the Closing Date on account of long-term disability (as determined in accordance with the long-term disability plan maintained by Seller) (the “LTD Employees”) that, not later than immediately before the Closing, their employment with the Company or the Subsidiary shall cease and that their employment shall be transferred to Seller. In the event that after the Closing Date the LTD Employees become able to return to active employment, Buyer shall consider such employees for employment with Buyer, the Company or the Subsidiaries (but shall not be required to offer such employment). Any LTD Employee who becomes employed by Buyer, the Company or the Subsidiaries shall be credited for his or her length of service with Seller, the Company and the Subsidiaries as if the LTD Employee had been an Affected Employee. Buyer, the Company and the Subsidiaries shall have no obligation with respect to LTD Employees (including any obligation to provide long-term disability benefits) except to the extent otherwise provided in the immediately preceding three sentences.

     (b) Vacation and Bonuses. Buyer shall cause the Company and the Subsidiaries to recognize and provide all accrued but unused vacation of the Affected Employees as of the Closing Date. Buyer shall cause the Company and the Subsidiaries to assume, maintain and honor through the end of the bonus determination period that includes the Closing Date the bonus programs for Affected Employees existing as of the Closing Date and to pay to the Affected Employees the bonuses they have accrued under such programs as soon as administratively practicable after the end of such bonus determination period. Notwithstanding anything herein to the contrary, Seller shall have the liability and obligation for, and neither Buyer nor any of its Affiliates shall have any liability or obligation for, providing any retention bonuses pursuant to the retention agreements dated June 25, 2001 between Seller and certain employees of the Company or its Subsidiaries identified in Schedule 5.16(d).

     (c) Welfare Benefits. Seller shall retain the responsibility for payment of all covered medical, dental, life insurance and long-term disability claims or expenses incurred by any Affected Employee prior to the Closing Date, and Buyer shall not assume nor shall the Company or any of the Subsidiaries be responsible for any liability with respect to such claims. Buyer shall remit to Seller all Affected Employee premiums due for medical, dental, life insurance and long-term disability coverage attributable to the period prior to the Closing Date, but which, as of the Closing Date, had not been collected and remitted to Seller. With respect to the Affected Employees, on or after the Closing Date, Buyer, the Company and the Subsidiaries shall have the liability and obligation for, and neither Seller nor any of its Affiliates shall have any liability or obligation for: (l) any short-term disability and sick pay or salary continuation benefits; and (2) any medical, dental, life insurance, long-term disability or other welfare benefit claims incurred on or after the Closing Date. Any preexisting condition clause in any of the Welfare Plans (including medical, dental and disability coverage) included in Buyer’s Benefit Programs shall be waived for the Affected Employees. Buyer shall credit the Affected Employees with any amounts paid under the Seller Plans prior to the Closing Date toward satisfaction of the applicable deductible amounts and copayment obligations under the corresponding Welfare Plans of Buyer for the plan year in which the Affected Employees become eligible to participate in the Welfare Plans of Buyer.

     (d) COBRA. Buyer shall be responsible for providing any employee of the Company or a Subsidiary whose “qualifying event,” within the meaning of Section 4980B(f) of the Code, occurs on or after the Closing Date (and such employees’ “qualified beneficiaries” within the meaning of Section 4980B(f) of the Code) with the continuation of group health coverage required by COBRA to the extent required by law. Seller shall be responsible for providing such continuation of group health coverage in respect of any qualifying event that occurs prior to the Closing Date.

     (e) Severance. Buyer, the Company and the Subsidiaries shall assume all liability and obligation for, and neither Seller nor any of its Affiliates shall have any liability or obligation for, severance pay and obligations payable to any Affected Employee who is terminated by Buyer, the Company or any Subsidiary on or after the Closing Date. In connection therewith, for a period commencing on the Closing Date and ending no earlier than the first anniversary of the Closing Date, Buyer agrees to offer each Affected Employee set forth in Schedule 8.3(e) who is involuntarily terminated without Cause during such period severance pay equal to at least two weeks of pay per year of service; provided, however, that at least twenty-six weeks of pay shall be offered to any such employee. For purposes of any such severance pay, “years of service” shall include the applicable Affected Employee’s total years of service with Seller and its Affiliates, Buyer, the Company and any Subsidiary. Any release of claims obtained by Buyer, the Company or any Subsidiary in connection with any such severance pay shall be for the equal benefit of Seller and its Affiliates, Buyer, the Company and any Subsidiary.

     (f) Retiree Benefits. On or after the Closing Date, Seller shall have the liability and obligation for, and neither Buyer nor any of its Affiliates shall have any liability or obligation for, providing retiree medical benefits in accordance with Seller’s retiree medical policy in effect from time to time to former employees of the Company or any of the Subsidiaries who as of the Closing Date have retired from the Company or any of the Subsidiaries, or who retire from the Company or any of the Subsidiaries on or prior to December 31, 2001. Nothing in this Agreement shall cause Buyer, the Company or any of their Affiliates to have any liability for providing retiree medical or life insurance benefits after the Closing.

     (g) WARN. Seller shall be responsible for all liabilities and obligations under the Worker Adjustment and Retraining Notification Act (“WARN”) and similar state and local rules, statutes and ordinances resulting from the actions of Seller, the Company or the Subsidiaries prior to the Closing Date. Seller agrees to hold Buyer harmless for any breach of such responsibility and Seller’s indemnification of Buyer in this regard specifically includes any claim by the Affected Employees for back pay, front pay, benefits or compensatory or punitive damages, any claim by any governmental unit for penalties regarding any issue of prior notification (or lack thereof) of any plant closing or mass layoff occurring prior to the Closing Date and Buyer’s costs, including reasonable attorney’s fees, in defending any such claims.

     Buyer, the Company and the Subsidiaries shall be responsible for all liabilities and obligations under WARN and similar state and local rules, statutes and ordinances resulting from the actions of Buyer, the Company or the Subsidiaries on or after the Closing Date. Buyer agrees to hold Seller harmless for any breach of such responsibility and Buyer’s indemnification of Seller in this regard specifically includes any claim by the Affected Employees for back pay, front pay, benefits or compensatory or punitive damages, any claim by any governmental unit for penalties regarding any issue of prior notification (or lack thereof) of any plant closing or mass layoff occurring on or after the Closing Date and Seller’s costs, including reasonable attorney’s fees, in defending any such claims.

     (h) Workers’ Compensation. Buyer, the Company and the Subsidiaries shall have the obligation and liability for any workers’compensation or similar workers’protection claims of any Affected Employee, whether incurred prior to, on or after the Closing Date.

     (i) Flexible Spending Accounts. Buyer shall establish flexible spending accounts for medical and dependent care expenses under a new or existing plan established or maintained under Section 125 and Section 129 of the Code (“Buyer’s FSA”), effective as of the Closing Date, for each Affected Employee who, on or prior to the Closing Date, is a participant, and maintains a positive account balance, in a flexible spending account for medical or dependent care expenses under a Seller Plan pursuant to Section 125 and Section 129 of the Code (”Seller’s FSA”). Buyer shall credit, effective as of the Closing Date, the applicable account of each such Affected Employee under the Buyer’s FSA with an amount equal to the balance of each such Affected Employee’s account under the Seller’s FSA on the date immediately prior to the Closing Date. Buyer and Seller intend that the actions to be taken pursuant to this subsection (i) be treated as an assumption by Buyer of the portion of the Seller’s FSA and the elections made thereunder attributable to Affected Employees.

     (j) 401(k) Plan. The parties shall effectuate a trust-to-trust transfer of the account balances of Affected Employees under the Maytag Corporation Salary Savings Plan (“Seller’s Savings Plan”) to a tax-qualified defined contribution plan maintained by Buyer (“Buyer’s Savings Plan”) as follows. As soon as practicable after the Closing Date, but no later than 120 days after the Closing Date, Seller shall cause the account of each Affected Employee who participates in Seller’s Savings Plan to be valued pursuant to the terms of Seller’s Savings Plan. As of such valuation date, assets equal in value to the amount credited to each such Affected Employee’s account under Seller’s Savings Plan will be transferred to the trust maintained under Buyer’s Savings Plan. Such transferred assets shall be in cash (except the transferred assets shall also include any promissory notes evidencing outstanding loan balances of the Affected Employees), and shall be in accordance with Section 414(l) of the Code. Prior to, and as a condition of, any transfer of assets each party shall provide the other with satisfactory evidence that its plan is tax-qualified within the meaning of Section 401(a) of the Code. As of the transfer date, Buyer’s Savings Plan will have sole liability for the payment of benefits accrued by the Affected Employees under Seller’s Savings Plan and transferred in respect of such employees.

     (k) Pension Plan. No assets or liabilities under the Maytag Corporation Employees’Retirement Plan attributable to the Affected Employees or former employees of the Company or any of the Subsidiaries shall be transferred to any plan, program or arrangement maintained by Buyer or any of its Affiliates on account of the transactions contemplated by this Agreement (other than in the form of a direct rollover within the meaning of Section 401(a)(31) of the Code).

     (l) Nonqualified Plans. On and after the Closing Date, Seller shall have the liability and obligation for, and neither Buyer nor any of its Affiliates shall have any liability or obligation for, any obligations which have accrued under any nonqualified supplemental retirement plan or excess benefit plan maintained by Seller with respect to any Affected Employee or former employee of the Company or any of the Subsidiaries. Nothing in this Agreement shall cause Buyer, the Company or any of their Affiliates to have any liability for providing nonqualified benefits after the Closing.

     Section 8.4 Insurance; Risk of Loss. Seller will cause the Company and the Subsidiaries to keep insurance policies currently maintained by the Company or the Subsidiaries covering their respective businesses, assets and current or former employees, as the case may be, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date, and Buyer shall become solely responsible for all insurance coverage and related risk of loss based on events occurring after the Closing Date with respect to the Company, the Subsidiaries and their respective businesses, assets and current or former employees. To the extent that after the Closing any party hereto requires any information regarding claim data, payroll or other information in order to make filing with insurance carriers or self insurance regulators from another party hereto, the other party will promptly supply such information.

     Section 8.5 Covenant Not to Compete. In furtherance of the sale of the Shares to Buyer hereunder, Seller covenants and agrees that, for a period ending on the second anniversary of the Closing Date, neither Seller nor any of its Affiliates will engage, directly or indirectly, anywhere in the world in the business of designing, manufacturing, marketing or distributing ovens, fryers, charbroilers or grills for the commercial foodservice industry in direct competition with the Business as it exists on the Closing Date (it being understood by the parties hereto that the Business is not limited to any particular region of the world and that such business may be engaged in effectively from any location in the world); provided, however, that nothing set forth in this Section 8.5 shall prohibit Seller or its Affiliates from (i) engaging in the businesses described in Schedule 8.5, (ii) owning not in excess of 5% in the aggregate of any class of capital stock or other equity interest of any Person, (iii) owing an interest acquired as a creditor in bankruptcy or otherwise than by a voluntary investment decision, or (iv) acquiring the assets or capital stock or other equity interests of any other Person engaged in such business if less than 25% of the assets or sales of such Person as reflected in its most recent financial statements relate to such business. Without limiting the right of Buyer to pursue all other legal and equitable rights available to it for violation of this Section 8.5 by Seller or its Affiliates, it is agreed that other remedies cannot fully compensate Buyer for such a violation and that Buyer shall be entitled to injunctive relief to prevent violation or continuing violation thereof. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8.5, any term, restriction, covenant or promise in the Section 8.5 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

     Section 8.6 Books and Records.On the Closing Date, Seller will deliver or make available to Buyer, at the offices of the Company and the Subsidiaries, all of the Books and Records and, if at any time after the Closing Seller discovers in its possession or under its control any other Books and Records, it will forthwith deliver such Books and Records to Buyer.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligations of Buyer under this Agreement shall, at the option of Buyer (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

     Section 9.1 No Misrepresentation or Breach of Covenants and Warranties. There shall not have been any breach by Seller in the performance of any of its covenants and agreements herein which shall not have been remedied or cured, other than breaches which are not reasonably expected to have a Material Adverse Effect or a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby; each of the representations and warranties of Seller contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by this Agreement and other than breaches of representations and warranties which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Seller by a duly authorized officer of Seller.

     Section 9.2 No Material Adverse Change. Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect and no event shall have occurred or facts or circumstances exist that could reasonably likely result in a Material Adverse Effect and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Seller by a duly authorized officer of Seller.

     Section 9.3 No Restraint. The waiting period under the HSR Act shall have expired or been terminated, and no injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated hereby.

     Section 9.4 Governmental Approvals. Buyer shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Law, other than those as to which the failure to possess which would not have a Material Adverse Effect.

     Section 9.5 Necessary Consents. Seller shall have received consents, in form and substance reasonably satisfactory to Buyer, which are specified in Schedule 9.5.

     Section 9.6 Title Policy. The Chicago Title Insurance Company shall be committed (subject to Buyer’s obligation to pay all costs and fees associated therewith and subject to Seller’s receipt of the Purchase Price) to issue to Cloverleaf Properties, Inc. a policy or policies of title insurance, as evidenced by a title insurance binder that has been marked by an authorized representative of the Chicago Title Insurance Company or other evidence reasonably satisfactory to Buyer, naming Cloverleaf Properties, Inc. as insured, insuring title to the Owned Real Property, subject only to Permitted Encumbrances. Seller and Buyer shall reasonably cooperate with each other prior to Closing in order to attempt to obtain non-imputation endorsements to said title insurance policies (the cost of which endorsements shall be borne by Buyer); provided; that obtaining any such non-imputation endorsements shall not be a condition to any of Buyer’s obligations under this Agreement.

     Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that at least one business day prior to the Closing Seller delivers to Buyer a written notice specifying in reasonable detail the failure of any of such conditions (including the breach by Seller of any representations or warranties which causes the failure of a condition), and nevertheless Buyer proceeds with the Closing, Buyer shall be deemed to have waived for all purposes any rights or remedies it may have against Seller by reason of the failure of any such conditions to the extent described in such notice.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligations of Seller under this Agreement shall, at the option of the Seller (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

     Section 10.1 No Misrepresentation or Breach of Covenants and Warranties. There shall not have been any breach by Buyer in the performance of any of its covenants and agreements herein which shall not have been remedied or cured, other than breaches which are not reasonably expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby; each of the representations and warranties of Buyer contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement and other than breaches of representations and warranties which, individually or in the aggregate, are not reasonably expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer.

     Section 10.2 No Restraint. The waiting period under the HSR Act shall have expired or been terminated, and no injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated hereby.

     Section 10.3 Release. Seller shall have been released from liability with respect to the obligations referred to in Section 7.6.

     Section 10.4 Governmental Approvals. Seller shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Law.

     Notwithstanding the failure of any one or more of the foregoing conditions, Seller may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that at least one business day prior to the Closing Buyer delivers to Seller a written notice specifying in reasonable detail the failure of any of such conditions (including the breach by Buyer of any representations or warranties which causes the failure of a condition), and nevertheless Seller proceeds with the Closing, Seller shall be deemed to have waived for all purposes any rights or remedies it may have against Buyer by reason of the failure of any such conditions to the extent described in such notice.

ARTICLE XI

INDEMNIFICATION

     Section 11.1 Indemnification by Seller. (a) From and after the Closing, Seller agrees to indemnify and hold harmless and reimburse each Buyer Group Member for, from and against any and all Losses and Expenses suffered, incurred or sustained by such Buyer Group Member in connection with, resulting from, relating to or arising from:

(i) any breach of any warranty or the inaccuracy of any representation of Seller contained or referred to in this Agreement or the certificate delivered by or on behalf of Seller pursuant to Section 9.1 (determined in all cases as if the terms “material,” “materially,” or “Material Adverse Effect” were not included therein); and

(ii) any breach by Seller of, or failure by Seller to perform, any of its covenants or obligations contained in this Agreement; and

(iii) any liability under ERISA or the Code or otherwise in regard to any employee benefit plan, program or arrangement maintained or otherwise contributed to by Seller or any entity that would be treated as a “single employer” with Seller within the meaning of Section 4001(b)(1) of ERISA (an “ERISA Affiliate”) by reason of any of the Company or any Subsidiary having been an ERISA Affiliate of Seller on or prior to the Closing Date;

(iv) any Excluded Liabilities (without regard to whether or not any Buyer Group Member would be entitled to indemnification pursuant to causes (i) through (iii) of this Section 11.1(a)); and

(v) any Product Liability Claims, but only for out-of-pocket Losses and Expenses and only to the extent that the total amount of out-of-pocket Losses and Expenses resulting therefrom incurred by such Buyer Group Member exceeds $200,000 with respect to an individual claim or $2,500,000 with respect to all such claims.

provided, however, that Seller shall be required to indemnify and hold harmless under this Section 11.1(a) with respect to Losses and Expenses incurred by Buyer Group Members only to the extent that:

(x) the amount of Loss and Expense suffered by Buyer Group Members related to each individual claim exceeds $25,000 (it being understood that such $25,000 shall be a deductible for which Seller shall bear no indemnification responsibility);

(y) the aggregate amount of such Losses and Expenses (other than Losses and Expenses excluded by clause (x) above) exceeds $1,000,000 (it being understood that such $1,000,000 shall be a deductible for which Seller shall bear no indemnification responsibility); and

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(z) the aggregate amount required to be paid by Seller pursuant to this Section 11.1(a) shall not exceed $40,000,000.

Notwithstanding anything to the contrary herein, the limitations contained in clauses (x), (y) and (z) shall not apply to any Loss or Expense incurred by any Buyer Group Member: (i) in connection with or arising from any breach of any representation or warranty in Sections 5.1, 5.2(a), 5.2(c), 5.3, 5.7 or 5.25; or (ii) which is required to be indemnified by Seller pursuant to Section 8.2, 8.3, 11.1(a)(iii), 11.1(a)(iv) or 11.1(a)(v); provided, however, that in no event shall the aggregate amount required to be paid by Seller pursuant to this Section 11.1(a) exceed the Purchase Price.

     (b) The indemnification provided for in Sections 11.1(a)(i) and 11.1(a)(ii) shall terminate on March 31, 2003 (and no claims shall be made by any Buyer Group Member under Sections 11.1(a)(i) and 11.1(a)(ii) thereafter), except that the indemnification by Seller shall continue as to:

(i) the representations of Seller set forth in Section 5.17, which shall survive until the fifth anniversary of the Closing Date;

(ii) the covenants of Seller set forth in Section 13.6, which shall survive for the period of time set forth therein;

(iii) the covenants of Seller set forth in Section 8.2, which shall survive until 30 days after the expiration of the relevant statutory period of limitations;

(iv) the representations and warranties of Seller set forth in Section 5.7, which shall survive until September 30, 2003;

(v) the covenants of Seller set forth in Section 8.5, which shall survive until the expiration of the non-competition period provided for therein; and

(vi) any Losses or Expenses relating to facts or circumstances with respect to which any Buyer Group Member has validly given a Claim Notice to Seller in accordance with the requirements of Section 11.4 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Seller shall continue solely with respect to the specific matters in such Claim Notice until the liability of Seller shall have been determined pursuant to this Article XI, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article XI.

     (c) Seller may, at its option and upon written notice to Buyer, satisfy up to 15.8% of any amount owed to any Buyer Group Member under this Sections 11.1(a)(i) or 11.1(a)(ii) by offsetting such amount (i) first, against the interest owed by Buyer under the Note and (ii) second, against the principal amount owed by Buyer under the Note. Upon receipt by Buyer of any such notice, both the amount owed under the Note and the amount owed by Seller under this Section 11.1(a)(i) or 11.1(a)(ii), as the case may be, shall be automatically reduced by the amount offset pursuant to this Section 11.1(c).

Section 11.2 Environmental Claims Indemnification. (a) In addition to Buyer’s rights under Section 11.1, subject to the limitations set forth below, from and after the Closing, Seller agrees to indemnify, hold harmless and reimburse each Buyer Group Member from and against any and all out-of-pocket Losses and Expenses incurred by such Buyer Group Member in respect of any Environmental Claim arising from or related to any Environmental Matter, as follows:

(i) with respect to Environmental Claims for which a Claim Notice pursuant to Section 11.4 is given from Closing until the third anniversary of Closing, Buyer Group Members shall bear all out-of-pocket Losses and Expenses incurred as a result of such Environmental Claims until such out-of-pocket Losses and Expenses exceed $1,000,000 in the aggregate and, subject to the proviso set forth below, Seller shall indemnify, hold harmless and reimburse each Buyer Group Member for out-of-pocket Losses and Expenses incurred as a result of any and all Environmental Claims made during such period that are in excess of $1,000,000 in the aggregate; and

(ii) with respect to Environmental Claims for which a Claim Notice pursuant to Section 11.4 is given from the third anniversary of Closing until the sixth anniversary of Closing, (and without regard to amounts paid for Environmental Claims prior to the third anniversary of the Closing) Buyer Group Members shall bear all out-of-pocket Losses and Expenses incurred as a result of such Environmental Claims until the total of all out-of-pocket Losses and Expenses exceeds $3,000,000 in the aggregate and, subject to the proviso set forth below, Seller shall indemnify, hold harmless and reimburse each Buyer Group Member for out-of-pocket Losses and Expenses incurred as a result of any and all Environmental Claims made during such period in excess of $3,000,000 in the aggregate;

provided, however, if at any time after the sixth anniversary of Closing, the total of all out-of-pocket Losses and Expenses borne by Seller under this Section 11.2(a) from and after the Closing exceed $10,000,000 in the aggregate, Seller shall indemnify the Buyer Group Members only for 50% of all out-of-pocket Losses and Expenses that are in excess of the greater of (x) $10,000,000; or (y) the total out-of-pocket Losses and Expenses borne by Seller under this Section 11.2(a) prior to the sixth anniversary of Closing.

     (b) Seller’s indemnification under this Section 11.2 shall terminate on the sixth anniversary of Closing and Seller shall have no responsibility for Losses and Expenses arising out of Environmental Claims made after the sixth anniversary of Closing, provided that Seller’s obligations shall continue for any and all Environmental Claims for which a Claim Notice pursuant to Section 11.4 was provided prior to the sixth anniversary of Closing, as limited by Section 11.2(a).

     (c) Seller shall have no liability under this Section 11.2 to the extent that any Environmental Claim is the result of any notification by any Buyer Group Member to a Governmental Body, or any environmental investigation conducted by any Buyer Group Member, if such notification or investigation is not required by Environmental Law.

     (d) Notwithstanding Section 11.6, Buyer Group Members shall have the right to control any Environmental Claim involving Remedial Action at any Owned Real Property or Leased Real Property; provided, however, that counsel, consultants and contractors must be reasonably acceptable to Seller. In addition, Buyer Group Members shall work cooperatively with Seller to ensure that any Remedial Action is reasonable under the circumstances, and shall keep Seller reasonably apprised of the status and progress of the Remedial Action and provide Seller a reasonable opportunity for input to and comment on any remedial plan, report or other material correspondence with the relevant Governmental Body, as well as the right to participate in discussions with such Governmental Body regarding the scope of required Remedial Action. The right to control all other Environmental Claims shall be as provided in Section 11.6.

     (e) Environmental Claims involving Remedial Action on Owned Real Property or Leased Real Property shall be undertaken utilizing cost-effective means and methods, including use of risk based standards, use of institutional controls (to the extent such controls will not restrict the industrial and manufacturing use of the Owned Real Property or Leased Real Property) and applying the least stringent cleanup standards applicable for continued industrial use, as long as such standards and methods are acceptable to the Governmental Body with jurisdiction. To the extent that the Governmental Body with jurisdiction shall require more stringent standards, or shall impose requirements with respect to off-site impacts, such issues shall be addressed to the satisfaction of the Governmental Body with jurisdiction consistent with applicable standards under applicable Environmental Law.

     Section 11.3 Indemnification by Buyer. (a) Buyer agrees to indemnify and hold harmless each Seller Group Member for, from and against any and all Losses and Expenses suffered, incurred or sustained by such Seller Group Member in connection with, resulting from, relating to or arising from:

(i) any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or the certificate delivered by or on behalf of Buyer pursuant to Section 10.1 (determined in all cases as if the terms “material,” “materially” or “Material Adverse Effect” were not included therein);

(ii) any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement; and

(iii) the conduct of the Business and the operations of the Company and the Subsidiaries following the Closing Date.

provided however, that Buyer shall be required to indemnify and hold harmless under this Section 11.3(a) with respect to Losses and Expenses incurred by Seller Group Members only to the extent that:

(x) the amount of Loss and Expense suffered by Seller Group Members related to each individual claim exceeds $25,000 (it being understood that such $25,000 shall be a deductible for which Buyer shall bear no indemnification responsibility); and

47

(y) the aggregate amount of such Losses and Expenses exceeds $1,000,000 (it being understood that such $1,000,000 shall be a deductible for which Buyer shall bear no indemnification responsibility); and

(z) the aggregate amount required to be paid by Buyer pursuant to this Section 11.3(a) shall not exceed $40,000,000.

Notwithstanding anything to the contrary herein, the limitations contained in clauses (x), (y) and (z) shall not apply to any Loss or Expense incurred by any Seller Group Member: (i) in connection with or arising from any breach of any representation or warranty in Sections 6.1, 6.2(a), 6.5, 6.6, and 6.7; or (ii) which is required to be indemnified by Buyer pursuant to Sections 8.1, 8.2, 8.3, or 11.3(a)(iii), provided, however, that in no event shall the aggregate amount required to be paid by Buyer pursuant to this Section 11.3(a) exceed the Purchase Price.

     (b) The indemnification provided for in Sections 11.3(a)(i) and 11.3(a)(ii) shall terminate on March 31, 2003 (and no claims shall be made by any Seller Group Member under Sections 11.3(a)(i) and 11.3(a)(ii) thereafter), except that the indemnification by Buyer shall continue as to:

(i) the representations and warranties of Buyer in Section 6.6, which shall survive for a period of six years after the Closing Date;

(ii) the covenants of Buyer set forth in Section 13.6, which shall survive for the period of time set forth therein;

(iii) the covenants of Buyer set forth in Sections 8.1(a), 8.2 and 8.3, which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof; and

(iv) any Losses or Expenses relating to facts or circumstances with respect to which any Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 11.4 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.3, as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article XI.

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     Section 11.4 Notice of Claims. Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor“) a notice (a ”Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced.

     Section 11.5 Determination of Amount. (a) In calculating any Loss or Expense there shall be deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer). Buyer and Seller agree that, for purposes of computing the amount of any indemnification payment under this Article XI, any such indemnification payment shall be treated as an adjustment to the Purchase Price for all Tax purposes. If Indemnitor is required to indemnify an Indemnified Party pursuant to the provisions of Section 11.1, and the cost, expense or liability for which the indemnification is sought under Section 11.1 has provided or, using reasonable assumptions (including an assumption that the Company will be sold by Buyer within 5 to 10 years), will provide the Indemnified Party with a Tax benefit, the amount of such Tax benefit shall reduce the Indemnitor’s liability to indemnify the Indemnified Party or any Affiliate thereof.

     (b) After the giving of any Claim Notice pursuant to Section 11.4, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

     Section 11.6 Third Person Claims. (a) Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party shall notify the Indemnitor in writing, and in reasonable detail, of the third Person claim within 10 days after receipt by such Indemnified Party of written notice of the third Person claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitor relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party shall notify the Indemnitor with a copy of the complaint within five business days after receipt thereof and shall deliver to the Indemnitor within seven business days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. The failure to give notice as provided in this Section 11.6 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

     (b) In the event any legal proceeding shall be threatened in writing or instituted or any claim or demand shall be asserted in writing by any Person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article XI, the Indemnified Party shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnitor. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall contain a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based, the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of the claim. In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense except that the Indemnitor will pay the costs and expenses of such separate counsel if (x) in the Indemnified Party’s good faith judgment, it is advisable, based on advice of counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnitor and the Indemnified Party or (y) the named parties to such third Person claim include both the Indemnitor and the Indemnified Party and the Indemnified Party determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to the Indemnitor. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier’s check within 30 days after the date of such notice.

     (c) To the extent of any inconsistency between this Section 11.6 and Section 8.2(c) (relating to Tax contests), the provisions of Section 8.2(c) shall control with respect to Tax contests.

     Section 11.7 Limitations. (a) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

     (b) If Seller is conducting any defense against a third Person claim for which a Buyer Group Member has sought indemnification pursuant to Section 11.1(a) out-of-pocket expenses incurred by Seller in connection therewith, including legal costs and expenses, shall constitute Expenses for purposes of determining the maximum aggregate amount to be paid by Seller pursuant to Section 11.1(a).

     (c) Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance) and except for fraud, if the Closing occurs, Section 8.2 and this Article XI shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Shares contemplated hereby; and provided, that Seller’s indemnity under this Article XI shall be Buyer’s sole and exclusive remedy with respect to Environmental Matters arising from or related to the operations of the Company or any Subsidiary, regardless of when occurring.

     Section 11.8 Mitigation. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.

ARTICLE XII

TERMINATION

     Section 12.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

     (a) by the mutual consent of Buyer and Seller;

     (b) by Buyer in the event of any breach by Seller of any of Seller’s agreements, representations or warranties contained herein which would result in a Material Adverse Effect or would have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby and the failure of Seller to cure such breach within 30 days after receipt of notice from Buyer requesting such breach to be cured;

     (c) by Seller in the event of any breach by Buyer of any of Buyer’s agreements, representations or warranties contained herein which would have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and the failure of Buyer to cure such breach within 30 days after receipt of notice from Seller requesting such breach to be cured;

     (d) by Buyer or Seller if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; or

     (e) by Buyer or Seller if the Closing shall not have occurred on or before December 31, 2001 (or such later date as may be agreed in writing to by Buyer and Seller).

     Section 12.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other party to this Agreement.

     Section 12.3 Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Sections 12.4, 13.2 and 13.10) shall be terminated without further liability of any party to the other; provided, however, that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

     Section 12.4 Non-Solicitation. If this Agreement is terminated, neither Buyer nor any of its Affiliates will, for a period of three years thereafter, without the prior written approval of Seller, directly or indirectly solicit, induce or attempt to persuade any person who is an employee of the Company or its Subsidiaries on the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with the Company or its Subsidiaries. Without limiting the rights of Seller to pursue all other legal and equitable rights available for a violation of this Section 12.4 by Buyer or its Affiliates, it is agreed that other remedies cannot fully compensate Seller for such a violation and that Seller shall be entitled to injunctive relief to prevent a violation or continuing violation hereof.

ARTICLE XIII

GENERAL PROVISIONS

     Section 13.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement through the period during which claims for indemnification may be made for such representations and warranties pursuant to Article XI (at which time such representations and warranties shall terminate).

     Section 13.2 Confidential Nature of Information. Buyer agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding Seller, the Company or any Subsidiary during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, Buyer shall return to Seller all copies of nonpublic documents and materials which have been furnished in connection therewith and shall return or destroy all analyses, compilations, studies or other documents of or prepared by Buyer from such information (and confirm to Seller in writing that it has done so). Such documents, materials and information shall not be communicated to any third Person (other than Buyer’s counsel, accountants, financial advisors or lenders). Buyer shall not use any such confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Shares; provided, however, that after the Closing Buyer may use or disclose any confidential information of the Company or any Subsidiary. The obligation of Buyer to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to Buyer from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by Buyer or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) Buyer reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

     Section 13.3 No Public Announcement. Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and the Securities and Exchange Commission disclosure obligations or the rules of any stock exchange.

     Section 13.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

     If to Buyer, to:

The Middleby Corporation 1400 Toastmaster Drive Elgin, IL 60120 Attention: Dave Baker

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036-6522 Attention: Blaine V. Fogg

If to Seller, to:

Maytag Corporation 403 W. Fourth Street North Newton, Iowa 50208 Attention: General Counsel Telecopier: (641) 787-6930

with a copy to:

Sidley Austin Brown & Wood Bank One Plaza 10 South Dearborn Street Chicago, Illinois 60603 Attention: Dennis V. Osimitz John R. Box Telecopier: (312) 853-7036

or to such other address as such party may indicate by a notice delivered to the other party hereto. 53

     Section 13.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party to this Agreement may assign its rights prior to the Closing or delegate its obligations under this Agreement without the express prior written consent of the other parties to this Agreement, except that the rights of Buyer hereunder may be assigned prior to the Closing, without the consent of Seller, to one or more corporations all of the outstanding capital stock of which is owned or controlled by Buyer or to one or more general or limited partnerships or limited liability companies owned or controlled by Buyer, provided that (i) such assignment shall not result in Buyer or Seller having to amend its respective Notification and Report Form filed under the HSR Act in connection with the transactions contemplated hereunder, (ii) the assignee shall assume in writing all of Buyer’s obligations to Seller hereunder, (iii) Buyer shall not be released from any of its obligations hereunder by reason of such assignment and (iv) Seller’s obligations under this Agreement shall be subject to the delivery by such assignee, on the Closing Date, of a certificate signed on its behalf containing representations and warranties similar to those made by Buyer in Article VI. Following the Closing, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder. Seller hereby consents to the collateral assignment by Buyer (or any permitted assignee thereof) of all of its rights hereunder to Bank of America, N.A., as agent for certain lenders providing financing to Buyer (or such assignee), or any successor to Bank of America, N.A. in such capacity, it being understood that, so long as no default exists under such financing, Seller shall deal solely with Buyer (or such assignee) in connection with any indemnity claims or other issues arising under this Agreement.

     Section 13.6 Access to Records after Closing. (a) For a period of six years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Company and the Subsidiaries to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Company and the Subsidiaries prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.6(a). If Buyer, the Company or the Subsidiaries shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

     (b) For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Companies and the Subsidiaries which Seller or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.6(b). If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

     Section 13.7 Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

     Section 13.8 Interpretation. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement to which such disclosure reasonably relates. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement. Seller shall, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any Schedule, in order to add information or correct previously supplied information. No such amendment shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct in all material respects. It is specifically agreed that such Schedules may be amended to add immaterial, as well as material, items thereto. No such supplemental, amended or additional Schedule shall have any effect except as specifically provided in the last paragraphs of Articles IX and X.

     Section 13.9 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     Section 13.10 Expenses. Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

     Section 13.11 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

     Section 13.12 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.

     Section 13.13 Further Assurances. Without limiting the provisions of Section 7.3, upon the terms and subject to the conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iii) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

     Section 13.14 Disclaimer of Warranties.  EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 9.1, SELLER IS SELLING THE SHARES (AND THE BUSINESS AND ASSETS OF THE COMPANY AND THE SUBSIDIARIES REPRESENTED THEREBY) ON AN “AS IS, WHERE IS” BASIS AND SELLER DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES WHETHER EXPRESS OR IMPLIED. SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges that neither Seller nor any of its representatives or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by Seller or their representatives to Buyer or any other information which is not included in this Agreement or the Schedules hereto, and neither Seller nor any of its representatives or any other Person will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives.

     Section 13.15 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois. By the execution and delivery of this Agreement, Buyer and Seller submit to the personal jurisdiction of any state or federal court in the State of Illinois in any suit or proceeding arising out of or relating to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

MAYTAG CORPORATION By: Name: Title:

THE MIDDLEBY CORPORATION By: Name: Title:

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